AS FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION
ON FEBRUARY 4, 2002

PRELIMINARY CONSENT SOLICITATION STATEMENT
FILED ON SCHEDULE 14A

PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Consent Statement

Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Units of Limited Partnership Interest.

(2)	Aggregate number of securities to which transaction applies: 79,818

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee is based on the aggregate cash to be received by the Registrant from the proposed sale of assets, which the Registrant believes will be $12,675,000 multiplied by 1/50 of 1%.

(4)	Proposed maximum aggregate value of transaction: $12,675,000

(5)	Total fee paid: $2,535

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.

C/O ENSTAR COMMUNICATIONS CORPORATION
12405 POWERSCOURT DRIVE
ST. LOUIS, MISSOURI 63131

February 4, 2002

Dear Limited Partner:

      As a holder of limited partnership units (also referred to as “Units”) of Enstar Income/Growth Program Six-A, L.P. (also referred to as “Enstar Six-A”), you are being asked to vote upon a proposal (also called the “Charter Sale Proposal”), to sell Enstar Six-A’s Illinois cable television system to an affiliate of its general partner, Enstar Communications Corporation (also called the “General Partner”, “we” or “us”). The Illinois system serves approximately 73% of Enstar Six-A’s customers. Enstar Six-A’s remaining cable system, which serves the municipality of Dyer, Tennessee (also referred to as the “Dyer system”), and accounts for approximately 27% of Enstar Six-A’s customers, is not included in the proposed sale. We will continue to operate the Dyer system indefinitely for the foreseeable future, and may seek a purchaser for it, from time to time, when we believe that market conditions are favorable. We do not, however, believe such conditions exist presently or are likely to exist in the foreseeable future. Accordingly, we are not seeking purchasers for, and can give no assurance as to when, or if, the Dyer system will ever be sold.

      Enstar Six-A’s proceeds from the proposed sale, net of expenses and a working capital reserve of approximately $1,000,000 for our continued operation of the Dyer system, will be ratably distributed to the holders of Enstar Six-A’s outstanding Units. We estimate that these distributions will total approximately $109 per Unit, prior to applicable taxes.

      As more fully described in the enclosed Consent Solicitation Statement, the Charter Sale Proposal has two parts:

•	the sale of Enstar Six-A’s Illinois cable system to Rifkin Acquisition Partners, LLC (also called “RAP”), for a sale price of approximately $12,675,000 in cash ($2,258 per customer acquired), subject to closing sale price adjustments, regulatory approvals, customary closing conditions and the approval of the limited partners of five other, affiliated Enstar partnerships to sell their respective Illinois cable systems; and

•	the amendment of Enstar Six-A’s partnership agreement to permit the sale of Enstar Six-A’s cable television systems to an affiliate of the General Partner, which will legally allow the proposed sale to be consummated.

      The General Partner recommends approval of the Charter Sale Proposal, because:

Favorable Financial Terms

•	The purchase price payable by RAP is 25% higher than the next highest of the five other bids received for the Illinois system.

•	There is no holdback of any portion of the purchase price against potential indemnity claims.

Transaction More Likely to Close

•	There is no financing contingency (in a market where financing has become increasingly difficult to obtain).

•	There is no requirement that governmental franchises be extended or renewed.

Unfavorable Competitive Environment

•	In order to become competitive with the video offerings of direct broadcast satellite services, substantial capital expenditures are required to rebuild 100% of the Illinois system’s plant.

•	As a small operator of rural cable systems, Enstar Six-A does not have sufficient excess cash flow or access to reasonably priced institutional financing to finance such substantial rebuilds.

      The Charter Sale Proposal is a single, unitary proposal, and you will not be able to vote separately on its two parts. The holders of at least a majority of the Units must approve the Charter Sale Proposal. Your vote is very important. Enstar Communications recommends that you complete and return the enclosed consent card with a vote to “APPROVE” the Charter Sale Proposal. Please return your consent card as soon as possible. If you fail to send in your consent card, it will have the same effect as a vote to “DISAPPROVE” the Sale Proposal.

      You are urged to read carefully the attached Consent Solicitation Statement in its entirety for a complete description of the proposed sale and partnership agreement Amendment. If you have any questions, or need assistance in completing and returning your consent card, please feel free to contact Enstar Six-A’s Soliciting Agent, D.F. King & Co., Inc., at (800) 207-2014.

      You may also contact us at our principal executive offices at 12405 Powerscourt Drive, St. Louis, Missouri 63131; telephone: (314) 965-0555.

Very truly yours,

Enstar Communications Corporation
General Partner

ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.

C/ O ENSTAR COMMUNICATIONS CORPORATION
12405 POWERSCOURT DRIVE
ST. LOUIS, MISSOURI 63131

NOTICE OF CONSENT SOLICITATION

February 4, 2002

To the Limited Partners of Enstar Income Program Six-A, L.P.:

      NOTICE IS HEREBY GIVEN to the holders of the limited partnership Units of Enstar Income/Growth Program Six-A, L.P., a Georgia limited partnership (also referred to as “Enstar Six-A” or the “Partnership”), that Enstar Communications Corporation, a Georgia corporation and the general partner of Enstar Six-A (also referred to as “Enstar Communications”, the “General Partner”, “we” or “us”), is soliciting written consents on behalf of Enstar Six-A to approve the sale of Enstar Six-A’s cable television system located in Illinois.

      Specifically, you are being asked to vote on the Charter Sale Proposal,which has the following two parts:

•	the sale (also referred to as the Charter Sale) of Enstar Six-A’s cable system located in Illinois to Rifkin Acquisition Partners, LLC, which is an affiliate of the General Partner, for a sale price of approximately $12,675,000 in cash, ($2,258 per customer acquired), subject to closing sale price adjustments, regulatory approvals, customary closing conditions and the approval by the limited partners of five other, affiliated Enstar partnerships (which, together with Enstar Six-A, are referred to as the Selling Partnerships) to the sale of their respective Illinois cable systems; and

•	the amendment (also called the Partnership Agreement Amendment) of Enstar Six-A’s partnership agreement in order to legally permit the sale of Enstar Six-A’s cable television system assets to an affiliate of the General Partner.

      The Partnership Agreement Amendment and the Charter Sale are more fully described in the attached Consent Solicitation Statement.

      Enstar Six-A is seeking to obtain approval of the Charter Sale Proposal from the Unitholders through the solicitation of written consents. No meeting of the Unitholders will be held. The affirmative vote of the holders of a majority of the Units with respect to the Charter Sale Proposal will bind all of the Unitholders.

      The close of business on December 21, 2001 is the Record Date for determining the Unitholders entitled to receive notice of the solicitation of consents and to consent to the Charter Sale Proposal. Consents of the Unitholders to the proposal will be solicited during the period, also referred to as the Solicitation Period, which begins on February 6, 2002 and will end at 5:00 p.m., New York City time, on March 8, 2002, or, if the Solicitation Period is extended by the General Partner, at 5:00 p.m., New York City time, on the expiration date of such extended Solicitation Period.

      The Charter Sale and the Partnership Agreement Amendment are a single proposal that must be approved by the holders of a majority of the outstanding Units of Enstar Six-A. You will not be able to cast separate votes as to either the Charter Sale or the Partnership Agreement Amendment. Please indicate your approval, disapproval or abstention with respect to the Charter Sale Proposal by marking and signing the enclosed consent card and returning it in the enclosed self-addressed envelope to D.F. King & Co., Inc., the Soliciting Agent, at 77 Water Street, New York, New York 10005. If you sign and send in the enclosed consent card but do not indicate how you want to vote, your consent card will be treated as voting to APPROVE the Charter Sale Proposal.

      You may change your vote at any time before 5:00 p.m., New York City time, on March 8, 2002, or, if the General Partner extends the Solicitation Period, at any time before 5:00 p.m., New York City time, on the expiration date of any such extended Solicitation Period. You can do this by sending a written notice dated later than your consent card stating that you would like to revoke or change your vote, or by completing and submitting a new consent card dated later than your original consent card. If you choose either of these two methods, you must submit your notice of revocation or new consent card to the Soliciting Agent, D.F. King &

Co., Inc. If you instructed a broker to vote your Units, you must follow your broker’s directions for changing those instructions. To be effective, your notice of revocation or new consent card must be received by D.F. King & Co., Inc. before the end of the Solicitation Period or extended Solicitation Period, as the case may be.

      You may also contact the General Partner at its principal executive offices at 12405 Powerscourt Drive, St. Louis, Missouri 63131; telephone: (314) 965-0555.

      Your approval is important. Please read the Consent Solicitation Statement and the exhibits thereto carefully and then complete, sign and date the enclosed consent card and return it in the self-addressed prepaid envelope or by sending a facsimile of the front and back of the consent card to D.F. King & Co., Inc. at (800) 207-2014. Your prompt response is appreciated.

ENSTAR COMMUNICATIONS CORPORATION
General Partner

      This transaction has not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the fairness or merits of such transaction nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

TABLE OF CONTENTS

ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.

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EXHIBITS

Exhibit A:	Asset Purchase Agreement, dated as of August 29, 2001, by and among Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/ Growth Program Six-A, L.P., Enstar Cable of Macoupin County and Enstar IV/ PBD Systems Venture, as Sellers, and CCE-1 Communications Entertainment I, LLC, Interlink Communications Partners, LLC and Rifkin Acquisition Partners, LLC, as Buyer	A-1

Exhibit B:	Letter Agreement, dated as of September 10, 2001, by and among Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/ Growth Program Six-A, L.P., Enstar Cable of Macoupin County, Enstar IV/ PBD Systems Venture, Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC and Rifkin Acquisition Partners, LLC, amending the Asset Purchase Agreement dated as of August 29, 2001, by and among the aforesaid parties	B-1

Exhibit C:	Letter Agreement, dated as of November 30, 2001, by and among Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/ Growth Program Six-A, L.P., Enstar Cable of Macoupin County, Enstar IV/ PBD Systems Venture, Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC and Rifkin Acquisition Partners, LLC, amending the Asset Purchase Agreement dated as of August 29, 2001, by and among the aforesaid parties, and the Letter Agreement dated as of September 10, 2001, by and among the aforesaid parties	C-1

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ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.

C/O ENSTAR COMMUNICATIONS CORPORATION
12405 POWERSCOURT DRIVE
ST. LOUIS, MISSOURI 63131

February 4, 2002

CONSENT SOLICITATION STATEMENT

INTRODUCTION

      Enstar Communications Corporation, a Georgia corporation (also referred to as “Enstar Communications”, the “General Partner”, “we” or “us”), is the general partner of Enstar Income/Growth Program Six-A, L.P., a Georgia limited partnership (also referred to as “Enstar Six-A” or the “Partnership”). Enstar Six-A currently owns and operates cable television systems in Illinois and Tennessee.

      The Illinois system uses one headend to serve the municipalities of Flora and Salem, Illinois, and the communities of Farmersville and Raymond, Illinois, in which we had an aggregate of approximately 5,600 customers as of September 30, 2001. Currently, all of the Illinois cable plant is capable of delivering 300-330 megahertz of bandwidth, which allows for approximately 36-40 analog video channels. None of Enstar Six-A’s Illinois cable plant currently is two-way capable, which is necessary for the provision of high-speed internet, interactive and other advanced services. Upgrading that system to fully operational two-way status, and with the 550 to 870 megahertz capacities that provide for an increased number of channels, is expected to involve significant capital expenditures, which we presently estimate at approximately $4.7 million to $5.5 million.

      Enstar Six-A’s Tennessee cable system uses one headend in Dyer, Tennessee, to serve the municipality of Dyer, Tennessee, in which we had approximately 2,000 customers as of September 30, 2001. The Dyer system is capable of delivering 330 megahertz of bandwidth, which allows for approximately 36-40 analog video channels. The Dyer system is not two-way capable. We anticipate that approximately $2.2 million would be needed to upgrade the Dyer system to operate as a two-way system.

      We are furnishing this Consent Solicitation Statement to the holders of the limited partnership units of Enstar Six-A (also referred to as “Units”, and the holders thereof being also referred to as “Unitholders”) for the purpose of soliciting the Unitholders’ consent to the following Charter Sale Proposal, which consists of two parts:

•	the sale (also referred to as the “Charter Sale”) of Enstar Six-A’s Illinois cable system to Rifkin Acquisition Partners, LLC (also referred to as “RAP”), an affiliate of the General Partner, for a sale price of approximately $12,675,000 in cash ($2,258 per customer acquired), subject to closing sale price adjustments, regulatory approvals, customary closing conditions and the approval by the limited partners of five other, affiliated Enstar partnerships of the sale of their respective Illinois cable systems; and

•	the amendment (also called the Partnership Agreement Amendment) of Enstar Six-A’s partnership agreement (also called the “Partnership Agreement”) (which at this time does not allow the General Partner or its affiliates to purchase Partnership assets) so as to permit the sale of any or all of Enstar Six-A’s cable television systems to an affiliate of the General Partner.

      The Partnership’s Dyer, Tennessee, system is not included in the Charter Sale and will continue to be owned by the Partnership and operated by us. We may seek potential purchasers for that system from time to time when we believe market conditions are appropriate. However, we do not believe such market conditions exist presently or will exist in the foreseeable future, and for that reason, we are not seeking purchasers for, and can give no assurance of when, or if, the Dyer system will ever be sold.

      The Charter Sale is part of a larger, single transaction in which Enstar Six-A and five other affiliated Enstar general and limited partnerships (which together with Enstar Six-A are collectively referred to as the “Selling Partnerships”) would sell all of their assets used in the operation of their respective Illinois cable television systems to RAP and two of its affiliates (also referred to, with RAP, as the “Purchasers”), for a total cash sale price of $63,000,000. The total sale price has been allocated among the Selling Partnerships based on the number of subscribers served by each of the Selling Partnerships’ respective Illinois cable systems as of June 30, 2001. Each Selling Partnership will receive the same value per subscriber. RAP and the other Purchasers are each indirect subsidiaries of the General Partner’s ultimate parent company, Charter Communications, Inc., and, therefore, are affiliates of Enstar Six-A and each of the other Selling Partnerships.

      Consummation of the Charter Sale is subject to, among other things:

•	all of the Selling Partnerships obtaining the approval of their general and limited partners to sell their respective Illinois cable assets;

•	the consent of the grantors of the franchises covering 90% of the aggregate subscribers of all the Selling Partnerships’ Illinois system to the transfer of those franchises to RAP (or the other applicable Purchaser); and

•	the Selling Partnerships obtaining certain other regulatory approvals. The failure of any of the Selling Partnerships to obtain the necessary approvals of its limited (or, as the case may be, general) partners will effectively block all of the proposed sales to the Purchasers.

      The close of business on December 21, 2001, is the Record Date for determining the Unitholders entitled to receive notice of the solicitation of consents and to consent to the Sale Proposal. On September 30, 2001, there were 79,818 outstanding Units of Enstar Six-A entitled to vote on these proposals, which were held by 1,819 Unitholders. Unitholders will be notified as soon as practicable as to the results of this solicitation.

      The Soliciting Agent, D.F. King & Co., Inc., has been retained to assist Enstar Communications in soliciting the consents with respect to all of the Selling Partnerships for an aggregate base fee of $20,000 (of which approximately $3,300 is allocable to Enstar Six-A), plus additional fees and reimbursement of expenses, estimated at approximately $60,000 in the aggregate (of which approximately $17,500 is expected to be incurred with respect to Enstar Six-A). In addition, directors, officers and certain employees of Charter Communications, Inc. and its subsidiary, Charter Communications Holding Company, which directly owns 96.8% of the capital stock of Enstar Communications (and indirectly owns all of the outstanding equity of each of the Purchasers), may solicit consents in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not receive compensation for such services.

      The Charter Sale Proposal is a single proposal on which you are being asked to vote. If you vote to “APPROVE” the Charter Sale Proposal, you are voting to approve each of the Charter Sale Proposal’s two parts. The vote of the holders of a majority of the Units on the Record Date to approve the Charter Sale Proposal will bind all of the Unitholders.

      Neither Enstar Six-A’s partnership agreement nor the Georgia Revised Uniform Limited Partnership Act, under which Enstar Six-A is governed, provides rights of appraisal or other similar rights to Unitholders who dissent from the vote of the majority in approving or disapproving the Charter Sale Proposal. For more information, please see Special Factors — No Appraisal Rights, on page 26.

      For the reasons set forth in the sections of this Consent Solicitation Statement under the headings Special Factors — Reasons for the Charter Sale (on page 13), — Fairness of the Sale Price (on page 14) and — Recommendation of the General Partner (on pages 17-19), the General Partner believes that the Charter Sale Proposal is in the best interests of Enstar II-2 and the Unitholders, and we recommend that you vote to “APPROVE” the Charter Sale Proposal.

      Please read this Consent Solicitation Statement and the exhibits hereto carefully. You can find additional information about Enstar Six-A in its Annual Report on Form 10-K for the year ended December 31, 2000, its

Quarterly Reports on Form 10-Q for the periods ended March 31, 2001, June 30, 2001, and September 30, 2001, and its other reports filed with the Securities and Exchange Commission. You can obtain these reports from the General Partner at 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Ms. Carol Wolf, Manager of Partnership Relations; or call (314) 543-2389.

      This Consent Solicitation Statement and the accompanying consent card are first being mailed to the limited partners on or about February 6, 2002.

THE DATE OF THIS CONSENT SOLICITATION IS FEBRUARY 4, 2002.

SUMMARY OF PROPOSED TRANSACTIONS

      The following summary highlights very important information contained elsewhere in this Consent Solicitation Statement, but does not contain all of the information in this Consent Statement that is important to your voting decision. You should carefully read this entire document, including the exhibits, before you decide how to vote.

•	Background. In 1999 we commenced a process of seeking purchasers for all of the cable television systems of the Selling Partnerships, as well as eight other, affiliated limited partnership cable operators of which we also are the general partner. This effort was undertaken primarily because, based on our experience in the cable television industry, we concluded that generally applicable market conditions and competitive factors were making (and would increasingly make) it extremely difficult for smaller operators of rural cable systems (such as Enstar Six-A and the other affiliated Enstar partnerships) to effectively compete and be financially successful.

•	Reasons for Selling the Illinois System: We believe that it is in the best interests of the Unitholders for all of Enstar Six-A’s Illinois cable systems to be sold at this time.

Competitive Factors: In order for Enstar Six-A to offer services comparable to those offered by its primary competitors — direct broadcast satellite (DBS) operators and digital subscriber line (DSL) providers — and thereby retain and attract subscribers, further technological upgrades, at substantial cost, are necessary. DBS operators offer many more channels than does Enstar Six-A’s systems and telephone companies offer competitive, DSL high-speed internet access (a two-way service). Over the past four years the Partnership has steadily lost subscribers, primarily to DBS, resulting in an 18% reduction in the Partnership’s customer base from December 31, 1997 to September 30, 2001 and a decline in Partnership revenues, operating income and net income over that period.

High Cost of Upgrades: We believe that the electronics and additional equipment to enable Enstar Six-A’s Illinois system to operate as a two-way system with improved technical capacity would cost approximately $4.7 million to $5.5 million. Based on our projections, the Partnership’s cash reserves and cash flows from operations would not be sufficient to finance such expenditures, even taking into account incremental revenues from enhanced services that the system could offer as a result and any corresponding increase in rates and/or subscribers. Given the Illinois systems’ rural location, we believe that subscriber growth potential is limited, even if additional services were offered. In light of this and the fact that, as a small cable system operator, Enstar Six-A does not benefit from economies of scale and the ability to combine and integrate systems that large cable operators have, we project that if the Partnership made these upgrades we believe are necessary, it would not recoup the costs or regain its ability to operate profitably within the remaining term of its franchises. Therefore, we do not believe that making such substantial upgrades would be economically prudent. Instead, given the purchase price offered by RAP and the distributions expected to result from the Charter Sale, we believe that selling the Partnership’s Illinois system at this time is in the Unitholders’ best interests.

•	Reasons for Selling the Illinois System to RAP:

Favorable Financial Terms Compared to Other Bids: The total sale price offered by the Purchasers for the Selling Partnerships’ Illinois cable systems (and, hence, the price offered by RAP for Enstar Six-A’s Illinois system) is approximately 25% higher than the second highest offer received for these systems. These offers ranged from a low of $32 million to the Purchasers’ high bid of $63 million. The second-highest bid was $50.4 million. In addition, there is no requirement for a sale price holdback for potential indemnity claims. In our view, the other terms of the Purchasers’ offer are equally or more favorable to the Unitholders, overall, than those of any other offer for these systems.

Limited Representations and Warranties of Partnership: The Purchasers have not required that the Partnership make extensive representations and warranties about itself and the Illinois system. We believe this to be highly favorable to the Partnership.

Proceeds of the Charter Sale Would Facilitate the Continued Operation of the Dyer System: By completing the Charter Sale and the anticipated set aside of approximately $1,000,000 of the sale proceeds for the Dyer system’s working capital and upgrade requirements, we expect that the Partnership will be able to continue operating the Dyer system.

Greater Likelihood of Closing the Charter Sale: The Charter Sale does not include a purchaser financing contingency. This is a significant benefit to Enstar Six-A, because recent market conditions have resulted in acquisition financing becoming increasingly difficult to obtain. In addition, the Charter Sale does not require that governmental franchises be extended or renewed. As a result, the Purchasers do not have a right of termination if a franchise authority were to impose significant rebuild conditions or other requirements frequently imposed as a condition to extension or renewal. Last, the closing is not conditioned on the results of the Purchasers’ due diligence.

•	The Charter Sale: The Charter Sale is part of a larger, combined sale in which Enstar Six-A and the other five Selling Partnerships will each sell its respective Illinois cable systems to RAP (in the case of Enstar Six-A) and to the other two Purchasers (in the case of the other Selling Partnerships). For more information, please see Special Factors — The Purchase Agreement, on pages 19-22.

•	Amendment of the Partnership Agreement: Enstar Six-A’s partnership agreement presently prohibits the General Partner and any of its affiliates from purchasing any material business assets, including cable systems and franchises, from Enstar Six-A. For this reason, the Partnership Agreement must be amended in order for the Charter Sale to occur. For more information, please see Special Factors — Amendment of the Partnership Agreement, on page 24.

•	The Sale Price: RAP will pay a sale price of approximately $12,675,000, in cash, for Enstar Six-A’s Illinois cable system. This is Enstar Six-A’s allocable portion of the total sale price of $63,000,000, in cash, being paid by the Purchasers for the Selling Partnerships’ Illinois cable systems. The total price has been allocated among the Selling Partnerships based on the respective number of subscribers served by the Illinois cable systems of each Selling Partnership as of June 30, 2001, when Enstar Six-A reported serving approximately 5,600 Illinois customers out of the total of approximately 27,900 Illinois customers served by all of the Selling Partnerships. Of the six bids received for Enstar Six-A’s Illinois cable systems, RAP’s exceeded the next highest bid by approximately 25%.

•	Sale Price Adjustments: The sale price to be paid to Enstar Six-A (and to each other Selling Partnership) is subject to customary working capital closing adjustments. In addition, each Selling Partnership was assigned a prescribed target number of subscribers at closing, and any shortfall in the target number of subscribers served by a Selling Partnership’s Illinois system at closing will result in that Selling Partnership’s allocable portion of the total sale price being reduced by $2,258 per shortfall subscriber. For Enstar Six-A, the target number of Illinois subscribers is 5,613. For more information, please see Special Factors — The Purchase Agreement, on page .

•	Distributions of Sale Proceeds: After setting aside a $1,000,000 reserve to fund the Dyer system’s working capital and upgrade needs, and paying or providing for the payment of the expenses of the Charter Sale, the General Partner will make one or more distributions of Enstar Six-A’s allocable share of the remaining net sale proceeds, in accordance with the Enstar Six-A partnership agreement. We currently estimate that distributions to the Enstar Six-A Unitholders of such net proceeds will total approximately $109 per Unit, after estimated closing adjustments and expenses, and subject to applicable withholding taxes. As the holder of a 1% interest in Enstar Six-A, the General Partner will receive a distribution of approximately $87,800.

We presently expect the Charter Sale to close in the first quarter of 2002 and anticipate making initial distributions approximately 60 days after the consummation of the Charter Sale. We also expect that after required closing adjustments are completed (which we expect to occur approximately 6 months after the consummation of the Charter Sale), final distributions would be made of any remaining sale proceeds. For more information, please see Special Factors — Use of Proceeds and Cash Distributions, on pages 22-33.

•	Closing Conditions: The closing of the Charter Sale is subject to several conditions, which include:

•	approval by the Enstar Six-A Unitholders;

•	approval by the limited partners and general partners of each other Selling Partnership to the sale of its respective Illinois cable systems;

•	the consent of the grantors of the franchises covering 90% of the aggregate subscribers of all the Selling Partnerships’ Illinois cable systems to the transfer of those franchises to RAP (or the other applicable Purchaser);

•	the Selling Partnerships obtaining certain other federal regulatory approvals; and

•	other closing conditions that are customary in the industry.

Because the closing of the Charter Sale is contingent on obtaining the consents of the holders of a majority of Enstar Six-A’s outstanding Units and the consents of a majority in interest of each of the other Selling Partnerships (or its general partners, as the case may be), the failure of any Selling Partnership to obtain the requisite consent will effectively block all the sales. For more information, please see Special Factors — Closing of the Charter Sale, on page 22.

•	Fairness of the Sale Price: The total sale price offered by the Purchasers for the Selling Partnerships’ Illinois cable systems (and, hence, the price offered for Enstar Six-A’s cable systems) is approximately 25% higher than the second highest offer received for these systems, and in our view the other terms of such offer are equally or more favorable to the Unitholders, overall, than those of any other offer for these systems. The Purchasers’ offer was obtained through a broadly-based solicitation process, in which an experienced cable television industry broker marketed Enstar Six-A’s and the other Selling Partnerships’ cable systems on a combined basis to virtually every prospective purchaser. Both the General Partner and the broker are of the view that the combined marketing of Enstar Six-A’s and the other Selling Partnerships’ Illinois systems (for an aggregate of approximately 27,900 customers) generated a higher sale price than could have been obtained for the small cluster of Illinois customers served by Enstar Six-A, alone. The process was also confidential: neither the broker, RAP and the other Purchasers, nor any other bidder knew the prices or other terms of the other bidders’ offers, and the General Partner did not know the contents of any non-Purchaser bid, until all the bids were received and the deadline for the submission of bids had passed. We believe that this process acted as a comprehensive “market check” that enabled us to objectively determine the range of present market values for the systems and obtain what we believe to be the highest price currently available in the market.

Based on the foregoing, we have concluded that approval of the Charter Sale Proposal is in the best interests of Enstar Six-A and the Unitholders. For more information, please see Special Factors — Background and Reasons for the Charter Sale, on pages 13-14, — Fairness of the Sale Price, on pages 14-17, and — Recommendation of the General Partner, on pages 17-19.

•	Required Vote: The Charter Sale Proposal must be approved by the holders of at least a majority of the Units. By approving the Charter Sale Proposal you will be approving the Charter Sale and the Partnership Agreement Amendment. For more information, please see Voting Procedures, on pages 31-32.

•	Voting Procedures: Please see Voting Procedures on pages 31-32 for instructions on how and when to return your consent card, voting deadlines, and changing your vote.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION

Q:	Why is the sale of Enstar Six-A’s Illinois cable television system being proposed?

A:	We believe that now is the appropriate time, and it is in the best interests of the Unitholders, to sell the Partnership’s Illinois cable system because:

•	the Partnership’s Illinois cable system continues to face significant competition from direct broadcast satellite (DBS) operators, which has resulted in a steady loss of subscribers and declining revenues and operating income over the past four years;

•	upgrading the Partnership’s Illinois cable system for it to offer services comparable to those offered by competing DBS operators would cost approximately $4.7 million to $5.5 million;

•	we believe that the Partnership’s potential revenues and operating income, given Enstar Six-A’s small subscriber base and geographic location, cannot viably support expenditures of that magnitude; and

•	we believe that if the Partnership’s Illinois system is not upgraded so as to be competitive with DBS operators, it will continue to lose subscribers and revenues and operating income will continue to decline, as will its market value. For more information, please see Special Factors — Background and Reasons for the Charter Sale, on pages 13-14.

Q:	Why is Enstar Communications proposing to sell Enstar Six-A’s Illinois cable system to an affiliate?

A: •	Of the six bids received for the Selling Partnership’s Illinois cable systems, the total $63,000,000 sale price offered by RAP and the other Purchasers (and the portion thereof allocable to Enstar Six-A) is approximately 25% greater than the next highest bid, which was $50.4 million. The lowest bid was $32 million.

•	The Purchasers’ offer is not contingent on the Purchasers obtaining financing.

•	The minimum number of basic subscribers required by the Purchasers to be served by the Illinois system at closing in order to avoid any downward adjustment of the purchase price is not greater than that proposed by any other bidder, and is less than the minimums required by two of the other bidders.

•	The Purchasers are not requiring that any of Enstar Six-A’s or the other Selling Partnerships’ franchises be extended or renewed as a condition to closing.

•	The Purchasers are not requiring that Enstar Six-A make extensive representations and warranties about itself and its Illinois system.

Q:	Why must the Partnership Agreement be amended?

A:	The Partnership Agreement provides that neither the General Partner nor any of its affiliates may purchase material business assets from Enstar Six-A. Since RAP, the proposed purchaser of Enstar Six-A’s Illinois system, is an indirect subsidiary of the General Partner’s ultimate parent company, and, therefore, is an affiliate of the General Partner, the Partnership Agreement must be amended to permit RAP to purchase Enstar Six-A’s Illinois cable system assets. This prohibition of sales to the General Partner or its affiliates was intended to avoid certain conflicts of interest. We believe, however, that because the offers (including the Purchasers’) for the Selling Partnerships’ Illinois systems resulted from a broadly-based solicitation process that was conducted by an independent third party and that was designed to prevent the Purchasers from directly or (through the General Partner) indirectly knowing the price and terms offered by any other bidder, the Purchasers’ offer is free of the most significant potential conflicts of interest, such as collusive pricing. In light of this, and because the price offered by the Purchasers exceeds the next highest bid for the same cable systems by approximately 25%, we have concluded that failure to amend Enstar Six-A’s partnership agreement would deprive the Unitholders of the opportunity to obtain what we believe to be the highest price now available for its Illinois cable system, without receiving a compensating benefit.

Q:	How did Enstar Communications determine that the sale price is fair?

A:	The process through which bids were solicited for Enstar Six-A’s Illinois system constituted a comprehensive “market check,” and, therefore, the bids received should represent the range of presently available market valuations for that system. We believe that, as the highest of the bids for the Selling Partnerships’ Illinois systems, the price offered by the Purchasers represents the best price presently available for them. A “market check” is a process through which a seller of assets or equity interests canvasses or otherwise probes the field of prospective purchasers for the purpose of soliciting and obtaining the highest available purchase price then obtainable from a willing purchaser.

In 1999 Enstar Communications engaged an experienced business broker with expertise in the cable and telecommunications industry, to market Enstar Six-A’s cable television systems and the systems of 13 other affiliated Enstar general and limited partnerships to third parties. Over a period of nine months, the broker contacted 48 prospective purchasers and sent evaluation materials to 19 of them. Bids were received from five of such parties and, following arm’s-length negotiations, Enstar Six-A, together with eight other affiliated general and limited partnerships, entered into a purchase agreement with an affiliate of Gans Multimedia Partnership. Several months later, in April 2001, the Gans purchase agreement was terminated by mutual agreement of the parties, due in part to Gans’ inability to secure adequate financing. Beginning in late April 2001, the broker commenced a re-marketing effort, in which it contacted approximately 50 prospective purchasers for Enstar Six-A’s and the affiliated partnerships’ cable systems and sent written evaluation materials to approximately 25 of them. Six bids were received for the Selling Partnerships’ Illinois cable systems, and after evaluating them, we determined that among the bidders RAP and the other Purchasers (who had submitted a consolidated bid) offered the most favorable price and other terms for the Illinois systems. The total sale price of $63,000,000, in cash, offered by the Purchasers (and the approximately $12,675,000 portion thereof payable by RAP to Enstar Six-A) is approximately 25% higher than the second highest price offered.

Q:	Why are we selling Enstar Six-A’s Illinois system as part of a larger, combined sale?

A:	Based on our experience in the cable industry, we believe that by selling Enstar Six-A’s Illinois cable system as part of a larger transaction with the other Selling Partnerships, and as part of a larger geographic “cluster” of systems located in Illinois, we were able to obtain a better price for Enstar Six-A’s Illinois systems, yielding greater net proceeds available for distribution and for capital investments, than if the systems had been sold separately. For more information, please see Special Factors — Background and Reasons for the Charter Sale, on pages 13-14, — Fairness of the Sale Price, on pages 14-17, — Recommendation of the General Partner, on pages 17-19, and — Related Party Transactions, on page 19.

Q:	Why is it better to sell the Illinois cable system now (and continue to operate the Dyer, Tennessee, system) than it is to wait until the Dyer system can also be sold?

A:	We have determined that it is more beneficial to the Unitholders to sell the Illinois system at this time, because:

•	The Partnership’s Illinois and Tennessee systems are not geographically contiguous and are operated independently of each other. Therefore, the Partnership obtains minimal, if any, economies of scale by operating both cable systems. For this reason, the market value of the Dyer system to future purchasers is not expected to be affected by the Partnership’s sale of its Illinois system.

•	In light of the above and the fact that on a stand-alone basis the Dyer system continues to have positive earnings before interest, income taxes, depreciation and amortization (also referred to as EBITDA), we believe that with an approximately $1,000,000 working capital and upgrade reserve, established with a portion of the proceeds of the Charter Sale, the Dyer system can continue to be operated without a loss to the Unitholders.

•	Despite a bid solicitation process in which approximately 50 potential purchasers were contacted and evaluation materials were sent to approximately 25 parties, no bids were received for the Dyer system.

Consequently, we do not believe that the Dyer system presently is saleable and do not intend to make further attempts to identify a purchaser for the Dyer system at this time or for the foreseeable future.

•	In light of the wide scope of the bid solicitation process, and the number of bids actually received for the Illinois cable systems, and given the 25% sale price premium offered by the Purchasers, we believe that the sale price offered by RAP represents the best price for Enstar Six-A’s Illinois system that is likely to be obtained at this time.

Q:	What will I receive as a result of the Charter Sale?

A:	You will receive one or more distributions of Enstar Six-A’s allocable share of the net sale proceeds, which are presently estimated to total approximately $109 per Unit, after estimated closing adjustments and expenses and working capital reserves, and subject to applicable withholding taxes. The Units were initially issued at a price of $250 per Unit and, since such initial issuance, Enstar Six-A has made aggregate cash distributions to the Unitholders of $42 per Unit. No distributions to the Unitholders have been made since 1993. For more information, please see Special Factors — Use of Proceeds and Cash Distributions, on pages 22-23.

Q:	What benefits will Enstar Communications, the General Partner, receive if the Charter Sale is completed?

A:	If the Charter Sale is completed Enstar Communications will receive distributions of Enstar Six-A’s allocable share of the net proceeds thereof, which presently are estimated to total approximately $87,800 (a 1% interest in the total amount distributed). Enstar Communications will also indirectly benefit from the sale of the Partnership’s Illinois cable system to RAP, since the systems’ ultimate owner will be Charter Communications, Inc., which is also Enstar Communications’ ultimate parent company. For more information, please see Special Factors — Use of Proceeds and Cash Distributions, on pages 22-23, and — Conflicts of Interest, on page 19.

Q:	Since it is affiliated with the Purchasers, what conflicts of interest does Enstar Communications have in recommending approval of the Charter Sale Proposal?

A:	Although the bid solicitation process was designed to prevent RAP and the other Purchasers from directly or indirectly knowing the price and other terms offered by any other bidder for the Selling Partnerships’ Illinois cable systems, and although we do not believe it to be the case, it is possible that, given their affiliate relationship with the General Partner, the Purchasers used information not generally known to the public in formulating their bid. It is, therefore, possible (but, in our view, unlikely), that the Purchasers’ offered price for the Illinois cable systems is lower than it might have been absent such information. Additionally, Enstar Communications will indirectly benefit from the sale of the Illinois cable systems, because the systems’ ultimate owner will be Charter Communications, Inc., the General Partner’s ultimate parent company. Last, voluntarily deferred management fees (which had been accrued and unpaid for the previous five fiscal quarters, and which were $162,100 as of September 30, 2001) will be paid to the general Partner upon completion of the Charter Sale. For more information, please see Special Factors — Conflicts of Interest, on page 19.

Q:	What are the disadvantages of completing the Charter Sale?

A:	The primary disadvantage is that Enstar Six-A will not benefit from possible improvements in economic and market conditions, if any, which might produce increased revenues and operating income and possibly increase the sale price of its cable television systems in the future. This risk exists regardless of whether Enstar Six-A’s Illinois system is sold to RAP or to another party. For more information, please see Special Factors — Disadvantages of the Charter Sale, on page 23.

Q:	What are the consequences to the Unitholders if the Charter Sale is not consummated?

A:	If the Charter Sale is not completed, Enstar Six-A will continue to operate all its cable television systems for an indefinite period of time. No assurance can be given that Enstar Six-A will ever be in a position to make distributions to the Unitholders. Further, if the Charter Sale is not approved, we believe the

Partnership’s Illinois system will continue to face significant competition from DBS operators, and will lose subscribers at an accelerated rate as DBS becomes less expensive to the consumer. In our view, unless the Partnership were to make substantial investments, at a cost of approximately $4.7 million to $5.5 million, to upgrade its Illinois cable plant in order to deploy broadband technology, the Illinois system will not be able to offer the quality and quantity of services that will be needed for Enstar Six-A to compete in its market. Last, there is no assurance that a future sale of the Illinois system would be on terms equal to or more favorable than those offered by RAP, especially if Enstar Six-A’s Illinois system was sold individually (and not as part of a larger, “package” transaction). For more information, please see Special Factors — Consequences of Failure to Approve the Charter Sale Proposal, on pages 23-24.

Q:	What will my total distributions be if the Charter Sale Proposal is approved? If it is not approved?

A:	From its inception until the date hereof, Enstar Six-A has paid a total of approximately $3,354,000 (or $42 per Unit) in distributions to its Unitholders. If the Charter Sale is consummated, you will receive one or more distributions estimated to total approximately $109 per Unit, after estimated closing adjustments and expenses and working capital reserves, and subject to applicable withholding taxes.

If the Charter Sale is not consummated, the Partnership will re-examine its ability to pay distributions on a quarter-by-quarter basis. There is no assurance that future distributions will be made, or if made, when. For more information, please see Special Factors — Consequences of Failure to Approve the Charter Sale Proposal, on pages 23-24.

Q:	When do you expect the Charter Sale to be completed?

A:	We are working towards completing the Charter Sale as quickly as possible. In addition to the approval of Enstar Six-A’s Unitholders and the approvals required in the case of the other Selling Partnerships, we must also obtain certain regulatory and other third-party approvals for the Charter Sale. Although we cannot predict exactly when such approvals will be received, we hope to complete the Charter Sale during the first quarter of 2002. For more information, please see Special Factors — Closing of the Charter Sale, on page 22.

Q:	Will I owe any federal income taxes as a result of the Charter Sale?

A:	In general, you will recognize a gain or loss for federal income tax purposes as a result of the Charter Sale. Tax matters are very complicated and the tax consequences to you of the Charter Sale may depend on the facts of your situation. You should consult your tax advisor to understand fully both the federal and state tax consequences to you of the sale. For more information, please see Special Factors — Federal Income Tax Consequences of the Charter Sale, on page .

Q:	What do I do to vote my Enstar Six-A Units?

A:	In order to vote your Units either to approve, disapprove or abstain from the Charter Sale Proposal, you must mark the appropriate box on the enclosed consent card, sign and date the consent card and return it in the enclosed self-addressed envelope to the Soliciting Agent, D.F. King & Co., Inc., 77 Water Street, New York, New York 10005. If you sign and send the consent card, but do not indicate your vote as to the Charter Sale Proposal, your consent card will be treated as voting to APPROVE the Charter Sale Proposal. If you vote to ABSTAIN as to the Charter Sale Proposal, the effect will be the same as if you voted to DISAPPROVE the Charter Sale Proposal. If you fail to send in your consent card, the effect will be the same as if you voted to DISAPPROVE the Charter Sale Proposal. Your consent card must be received by the Soliciting Agent before 5:00 p.m., New York City time, on March 8, 2002, or, if the Solicitation Period is extended by the General Partner, at any time before 5:00 p.m., New York City time, on the expiration date of such extended Solicitation Period.

Q:	May I change my vote after I mail my Unitholder consent card?

A:	Yes. You may change your vote at any time before 5:00 p.m., New York City time, on March 8, 2002, or, if the Solicitation Period is extended by the General Partner, at any time before 5:00 p.m., New York City time, on the expiration date of such extended Solicitation Period. You can change your vote in one of two ways. First, you can send a written notice dated later than your consent card stating that you would like to revoke or change your vote. Second, you can complete and submit a new consent card dated later than your original consent card. If you choose either of these two methods, you must submit your notice of revocation or new consent card to the Soliciting Agent, D.F. King & Co., Inc., 77 Water Street, New York, New York 10005. If you instructed a broker to vote your Units, you must follow your broker’s directions for changing those instructions. To be effective, your notice of revocation or new consent card must be received by D.F. King & Co., Inc. before the end of the Solicitation Period or extended Solicitation Period, as the case may be.

Q:	Do Unitholders have appraisal rights?

A:	Under applicable state law Unitholders are not entitled to dissenters’ appraisal rights.

WHO CAN HELP ANSWER YOUR QUESTIONS

      If you have more questions about the Charter Sale or the Partnership Agreement Amendment you should contact:

Enstar Communications Corporation

12405 Powerscourt Drive
St. Louis, Missouri 63131
Attention: Ms. Carol Wolf
Telephone: (314) 543-2389

      If you would like additional copies of this Consent Solicitation Statement, or if you have questions about how to complete and return your consent card, you should contact:

D.F. King & Co., Inc.

77 Water Street
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 207-2014

OWNERSHIP STRUCTURE CHART

      The following chart illustrates the ownership structure of Enstar Six-A, Enstar Communications Corporation, RAP and the other Purchasers. For more information, please see Identity and Background of Certain Persons, on pages 27-31.

SPECIAL FACTORS

General

      Enstar Six-A was formed in July 1987 to acquire, construct, improve, develop and operate cable television systems in small and medium-sized communities. In November 1988, Enstar Six-A completed an offering of limited partnership Units at a price of $250 per Unit, resulting in gross proceeds to the Partnership of $20 million. On November 12, 1999, the General Partner became an indirect controlled subsidiary of Charter Communications, Inc. (also called Charter Communications), the nation’s fourth largest cable operator, serving approximately 7.0 million subscribers. The General Partner is responsible for the day-to-day management of the Partnership and its operations.

      Enstar Six-A offers cable service in rural areas of Illinois and Tennessee through its Flora, Illinois system, which serves the municipalities of Flora and Salem and the communities of Farmersville and Raymond, Illinois, and through its Dyer, Tennessee, system, which serves the municipality of Dyer, Tennessee. As of September 30, 2001, Enstar Six-A served approximately 7,600 basic subscribers, with approximately 5,600 located in Illinois and approximately 2,000 located in Tennessee.

Background and Reasons for the Proposed Sale

      We believe that the capital expenditures for upgrades to its cable plant that would be necessary to enable Enstar Six-A to retain subscribers and offer services comparable or superior to those now offered by its competitors would prevent Enstar Six-A from operating profitably, for at least the current terms of its franchises that cover the largest numbers of subscribers (namely, its Flora and Salem, Illinois franchises). We believe that it is in the Unitholders’ best interests to sell the Partnership’s Illinois system at this time. These factors are further discussed below.

     Competition and Necessary Upgrades

      Enstar Six-A’s Illinois system faces significant competition from direct broadcast satellite (DBS) operators. In the geographic areas served by Enstar Six-A’s Illinois system, these competing DBS operators currently offer, on an all-digital basis, more programming channels, features and services than does the Partnership’s Illinois system. Enstar Six-A’s Illinois system has steadily lost subscribers over the last several years (declining from approximately 9,300 customers at December 31, 1997 to approximately 7,600 customers at September 30, 2001), which we believe is largely attributable to competition from DBS. The DBS operators with which Enstar Six-A competes offer over 200 channels of digital programming. In contrast, the Partnership’s Illinois system currently can offer only 36-40 channels of analog programming.

      As we have experienced, and as is widely recognized in the cable and telecommunications industry, customers increasingly are purchasing high quality video programming, high-speed internet access and, in some markets, telephone service as bundled services from a single provider. This trend is being driven by rapid technological advances in so-called “broadband” technology, which generally refers to the capacity of the cable infrastructure to deliver video, voice and high-speed data transmission. These recent advances in broadband technology enables traditional cable television providers, as well as DBS operators, telephone and other utilities and emerging wireline and wireless competitors, to provide a single source of digital and interactive video programming on hundreds of channels, internet access and telephone service.

      DBS operators, which can often provide over 200 digital programming channels and are now acquiring limited two-way capability, are in our view the most formidable competitors to traditional cable operators, and in particular, to Enstar Six-A. For video services, DBS has existed as an alternative to cable television for many years and, unlike providers of certain other emerging technologies, has become a viable and successful competitor to cable nationwide. The National Cable and Telecommunications Association reported that in March 2001, approximately 23% of multichannel video subscribers obtained service from a source other than a traditional cable operator, and that nearly 18% of such subscribers obtained service from DBS operators. This market share is attributable to a number of factors. For example, because satellite transmission is digital, DBS has always offered digital programming, with picture and sound quality superior to analog cable service, and far more channels than cable. Traditional cable operators, in contrast, have typically needed to upgrade or rebuild their systems, often at substantial cost, in order to add the bandwidth necessary to carry digital and interactive programming. Also, according to the Federal Communications Commission, former drawbacks to DBS are being remedied. For example, DBS operators now transmit local broadcast stations, which in the past were not available through DBS. And, in an effort to compete with cable, DBS operators generally have decreased their once high equipment and installation charges, and monthly DBS subscription rates are often lower than cable rates. For these reasons, and particularly the fact that local DBS operators offer more services than does Enstar Six-A’s Illinois system, we expect that the Partnership’s Illinois system will continue to face significant competition from DBS, and may continue to lose customers. Moreover, we do not expect Enstar Six-A’s competitive position to improve, particularly since the cost of upgrading its Illinois system to two-way capability in order to be able to offer high-speed internet service or video services comparable to those available from DBS would be approximately $4.7 million (for an upgrade to 550 megahertz (MHz) capacity) to $5.5 million (for an upgrade to 870 MHz capacity).

      In light of the foregoing, the sale price offered by RAP and the proceeds we expect to realize from the Charter Sale, we believe that approving the Charter Sale would be more favorable to the Unitholders than would be investing in substantial upgrades to the Illinois systems or continuing to operate those systems in their present condition, while facing significant competition.

     Liquidity

      There is no established trading market for the Units, and because of this the liquidity of a Unitholder’s investment in Enstar Six-A has been severely limited. Approving the Charter Sale will permit us to make distributions to the Unitholders that we believe could not otherwise be made. If the Charter Sale Proposal is approved, we expect that the distributions to Enstar Six-A’s Unitholders will be approximately $109 per Unit, after estimated closing adjustments and expenses and the establishment of working capital reserves, and subject to applicable withholding taxes.

      Approval of the Charter Sale Proposal will avoid: (i) the likelihood that the Illinois system will continue to lose subscribers to its DBS competitors; (ii) the likelihood that if Enstar Six-A were to make the significant expenditures necessary for its Illinois system to compete effectively with DBS, its future revenues would not be sufficient to allow the Partnership to continue to operate profitably; and (iii) and the risk that the Partnership may not have sufficient subscriber loyalty to retain (let alone expand) its subscriber base in the face of the existing competition and any future competition that could arise.

Fairness of the Sale Price

     Sale Process — Procedural Fairness

      We believe that the process through which offers were solicited for the Selling Partnerships’ cable systems acted as a comprehensive “market check” with respect to the sale price and other terms offered. A “market check” is a process through which a seller of assets or equity interests canvasses or otherwise probes the field of prospective purchasers for the purpose of soliciting and obtaining the highest available purchase price then obtainable from a willing purchaser.

      In 1999, we entered into an agreement with a prominent business broker with expertise in the cable and telecommunications industry to market the Partnership’s cable television systems, as well as the cable systems of thirteen other affiliated Enstar partnerships, to third parties. Over a period of nine months, the broker solicited offers to purchase Enstar Six-A’s cable television systems along with those of the other affiliated partnerships. During this period the broker contacted 48 prospective purchasers and sent written evaluation materials to 19 of them.

      Due diligence was conducted by four parties, resulting in an offer from an affiliate of Mediacom Communications Corporation to purchase certain of the cable systems of nine affiliated Enstar partnerships, including Enstar Six-A’s systems. Under this original offer, Mediacom would have paid to Enstar Six-A a sale price of approximately $17,877,200, subject to various closing and other adjustments, for Enstar Six-A’s

Illinois and Tennessee systems. This was a price of $2,100 per subscriber, based on the number of subscribers served by the Partnership’s systems at that time.

      However, in June 2000, after several weeks of negotiations and additional due diligence, but before a definitive purchase agreement had been signed, Mediacom orally made a revised offer that substantially reduced the sale price. In response, the broker again requested written offers from all parties it was aware remained interested in acquiring the systems. Only Mediacom and an affiliate of Gans Multimedia Partnership submitted written offers in response to that request. Mediacom’s offered purchase price, though higher than its oral offer, was substantially lower than its original offer, and the purchase price payable to Enstar Six-A would have been reduced to $14,933,900 of which $10,961,700 would have been allocated to Enstar Six-A’s Illinois systems. The Gans affiliate, however, submitted a written bid at a purchase price higher than Mediacom’s revised written offer that contained terms that the General Partner believed were, overall, more favorable to the Unitholders and more conducive to completing the transaction than were the terms of Mediacom’s offer. No other party bid on the systems at that time, and the parties other than Mediacom that had originally submitted bids had by then withdrawn their bids.

      In late July 2000, after the parties had begun negotiating a purchase agreement, the General Partner learned that the broker’s New York City office had in the past represented Gans Multimedia Partnership, the proposed buyer’s parent company, in certain equity or mergers and acquisitions financing matters. When we learned of this potential conflict of interest, we so advised all bidders for the systems, who were allowed to withdraw or re-bid. Only Gans re-bid at that time.

      Subsequently, in August 2000, Gans, Enstar Six-A and the other sellers entered into a purchase agreement, which was amended in certain respects in September 2000. Under this purchase agreement (as amended), the portion of the sale price allocated to Enstar Six-A for its Illinois system was $12,444,000 or approximately $2,000 per Illinois subscriber.

      In February, 2001, the General Partner and Gans began negotiating a further amendment to the Gans purchase agreement that the parties believed was necessary in order for all parties to satisfy their respective closing conditions. However, in April 2001, following a series of discussions and meetings, the General Partner and Gans determined that they would not be able to agree on those amendments. As a result of this, and of Gans’ inability to arrange sufficient financing to close the acquisition, the parties agreed to terminate the purchase agreement.

      The broker then continued to market the Selling Partnerships’ cable systems, contacting approximately 50 prospective purchasers and sending evaluation materials to approximately 25 of them. The broker solicited offers through a “sealed-bid” process, through which bids were delivered to a law firm that was retained by the broker and that is independent of RAP, the other Purchasers, the General Partner and any other affiliate of RAP. As a result of this process, neither the broker nor any of the bidders knew the contents or amounts of any other bid until all bids had been submitted and (after the deadline for the submission of bids had passed) were unsealed.

      A total of six bids for the Selling Partnerships’ Illinois systems were received, containing total sale prices ranging from the lowest, of $32,000,000, to the highest, the Purchasers’ offer, of $63,000,000. The second highest offer for the Illinois systems was $50,400,000.

      The General Partner received no bids for the Partnership’s Dyer, Tennessee, system.

      We believe that the sealed-bid “auction” process described above constituted a comprehensive, active “market check” with respect to the sale price and other terms of the sale of Enstar Six-A’s and the other Selling Partnerships’ Illinois systems. The broker contacted the parties that it believed constituted virtually all prospective purchasers of the Selling Partnerships’ cable systems (including the Dyer system) and required all interested parties to submit sealed bids, without knowing the identities of the other bidders or the terms of the other bids. Since there is no consistent trading market for the Units, we believe that the per-Unit prices paid in recent transactions in Enstar Six-A’s Units are not an accurate or appropriate basis for evaluating a cash offer for the Partnership’s Illinois system, particularly an offer that does not include all of the Partnership’s cable system. In fact, we believe that the “auction” process conducted by the broker was the most effective and accurate means for obtaining the highest price currently available for the Illinois systems in the market from a willing buyer.

     Sale Process — Financial Fairness

      The Purchasers’ offer for the Selling Partnerships’ Illinois cable systems contained the highest sale price of the six offers received in the most recent bid solicitation. The total sale price of $63,000,000, in cash, offered by the Purchasers exceeds the second highest offer, of $50,400,000, by approximately 25%, and exceeds the median offered sale price by approximately 37%. As a multiple of the Selling Partnerships’ aggregate first quarter 2001 cash flow (attributable to their Illinois systems), the sale price is 9.9 times that cash flow, whereas the second highest sale price offered was only 7.9 times the Selling Partnerships’ first quarter 2001 cash flow for their Illinois systems.

      The valuation of a cable television system for purposes of a sale is a highly subjective process. Numerous factors affect this valuation, the most important among them being the physical condition and technical capability of the system; the presence or absence of competitors; the density of households and growth potential of the subscriber base; and the length of the remaining terms of local franchises and the likelihood that, upon expiration, such franchises will be renewed or extended. Based on our business experience in the cable television industry, we believe that when Enstar Six-A’s Illinois system is measured against these factors, the sale price offered by RAP, on either a per-subscriber or cash-flow multiple basis, is a commercially reasonable price for a small system with the demographics and technological capabilities of Enstar Six-A’s Illinois system.

      We also believe that by selling Enstar Six-A’s Illinois cable system to RAP as part of a larger geographic “cluster” of Illinois cable systems, we were able to obtain a significantly higher price, and therefore greater net proceeds available for distribution, than if the systems had been sold separately. As evidenced by the fact that no offers were received for Enstar Six-A’s system apart from the rest of the Illinois “cluster,” it does not appear that any party is or has been interested in acquiring any individual system owned by Enstar Six-A, which further supports our belief that the Partnership’s Illinois system is more valuable to prospective purchasers, including RAP, as part of a larger “cluster” than independently. We believe that this is particularly true where a cable system serves small town or rural areas with a relatively small number of subscribers per headend (as is the case with Enstar Six-A’s and the other Selling Partnerships’ cable systems). For example, by acquiring a larger number of subscribers at the same transaction costs, the buyer of a “cluster” of cable systems may be able to obtain greater value than by acquiring the same number of subscribers in several separate transactions. Or, in the case of a buyer that operates existing, adjacent systems, economies of scale might be obtained by integrating newly-acquired subscribers and cable plant into its existing operations, thus reducing its per-subscriber operating costs. We also believe that selling multiple cable systems at one time generally results in lower aggregate sale costs than selling them individually, in separate transactions.

      In addition to containing the highest sale price, the terms proposed by the Purchasers to acquire Enstar Six-A’s Illinois system were, in the General Partner’s opinion, the most favorable overall to the Unitholders and the most likely of the six bids to result in the transaction closing. Specifically:

•	the purchase agreement does not contain a “financing contingency,” making the Purchasers’ obligations contingent upon their obtaining adequate financing to complete the purchase;

•	the Purchasers’ obligation to close is not contingent upon their being satisfied with the results of a continuing due diligence review of the systems;

•	the Purchasers are not requiring that any of the franchises be renewed or extended;

•	the purchase agreement does not require that certain systems be upgraded or rebuilt prior to closing;

•	the minimum number of basic subscribers required to be served at closing in order to avoid any downward adjustment of the purchase price is not greater than that proposed by any other bidder, and is less than the minimums required by two of the bidders;

•	the Selling Partnerships can terminate the purchase agreement if any of them or the General Partner receives an offer that the General Partner believes in good faith is more favorable to the Unitholders than the Purchasers’ offer and that the General Partner determines in good faith, in the exercise of its fiduciary duties, that it is obligated to recommend to the Unitholders;

•	following the closing none of the Selling Partnerships will have any obligation to indemnify the Purchasers for losses arising out of the Selling Partnerships’ breaches of their representations and warranties contained in the purchase agreement, other than the Selling Partnerships’ representation that they have the necessary authority to enter into and perform the purchase agreement; and

•	no portion of the sale price will be held in escrow following the closing to provide a fund for indemnification purposes, and the entire sale price will be paid at closing.

      Because of what we believe to be the highly favorable terms offered by the Purchasers for the Partnership’s Illinois system, and because no offer was received for the Partnership’s Dyer system, we believe that the Partnership should sell its Illinois system to RAP at this time, rather than wait until all of the Partnership’s assets can be sold at one time or in a single transaction. There is no guarantee that a purchase agreement will be executed for the Dyer system, or that, if the Charter Sale is not completed, a future offer will be received for the Illinois system, or all the Partnership’s systems, that is as favorable to the Unitholders as is the Purchasers’ current offer.

Viability of the Remaining Dyer, Tennessee, System

      Based on our experience in the cable television industry, and more specifically our experience operating Enstar Six-A’s cable systems, we do not believe that selling the Partnership’s Illinois system will have an adverse effect on the viability or market value of the Dyer system. First, the Partnership’s Illinois and Tennessee systems are not geographically contiguous and are operated entirely separately, without any sharing of headends, equipment, employees or other assets or services. Therefore, by selling its Illinois system, we do not believe that the Partnership would not eliminate any economies of scale based on the Illinois and Tennessee systems being “clustered.” For the same reason, we do not believe that the sale of Enstar Six-A’s Illinois system would itself improve or impair the Partnership’s remaining competitive position, subscriber base or revenues.

      Second, the Dyer system has historically generated positive operating cash flow, with revenues exceeding that system’s operating expenses. Most recently, the Dyer system’s earnings before interest, income taxes, depreciation and amortization (or EBITDA, which is a standard measure of cash flow in the cable television business) were $148,500 and $290,000, respectively, for the nine-month and twelve-month periods ended September 30, 2001 and December 31, 2000.

Recommendation of the General Partner

      We believe that the advantages exceed any disadvantages of consummating the Charter Sale at this time. Accordingly, we recommend that the Unitholders approve the Charter Sale (and the Partnership Agreement Amendment) by voting to approve the Charter Sale Proposal.

      In making this recommendation, in addition to the factors discussed above, we also considered the following material factors:

•	Completing the Charter Sale now would eliminate (with respect to Enstar Six-A’s Illinois system) the risks inherent in the ownership of cable television systems, particularly small cable systems, including, among other things, the increasing number of entities that provide high quality video programming and internet services, particularly DBS operators and telephone companies; the uncertainty of the future effects legislative and regulatory changes; the rapid technological developments in the cable television and telecommunications industry, which are pressuring cable operators to upgrade their systems and increase their service offerings; the financial difficulties inherent in small cable television systems acquiring the technological infrastructure needed to compete with “broadband” providers of multiple television, internet and telephony services; increasing costs of obtaining quality programming; and the competitive pressure to maintain rates at a level competitive with DBS operators.

•	By selling its Illinois cable system now, Enstar Six-A might not benefit from any increased revenues that might result from the Partnership’s upgrade of that system, or from possible further improvements in economic and market conditions that might increase the sale prices of its cable systems. However, we do not believe that significant increases in revenues are likely to result from upgrades, or that in its present condition, the system’s sale value is likely to increase. Accordingly, in our view these potential risks are outweighed by the potential benefits to be realized from the Charter Sale.

•	Certain potential conflicts of interest exist involving the General Partner and certain of its affiliates (as described under Special Factors — Conflicts of Interest, below). We do not believe, however, that such conflicts of interest adversely affected the procedural or substantive fairness of the Charter Sale to the Unitholders, for the following reasons: (a) the Purchasers’ offer to purchase the Selling Partnerships’ Illinois cable systems was obtained through a “sealed-bid” process, in which the Purchasers had no direct or (through the General Partner) indirect knowledge of other prospective purchasers’ offers, thereby eliminating particularly egregious potential conflicts of interest, such as collusive bidding as to price; (b) the total purchase price offered by the Purchasers exceeded the second highest offer by approximately 25% and, particularly in light of the broad scope of the bid solicitation process, is a purchase price that the General Partner believes represents the best price presently available for Enstar Six-A’s Illinois cable system; (c) the consent of Unitholders (none of which is an affiliate of Enstar Six-A) holding at least a majority of the outstanding Units is required to approve the Charter Sale; (d) the purchase agreement contains closing conditions that are no less favorable than those that are standard in the industry, and, among other factors, does not contain a financing contingency and does not require Six-A to obtain extensions or renewals of any of its franchises; (e) the consummation of the Charter Sale is not contingent on the Purchasers completing a satisfactory due diligence investigation; and (f) Enstar Six-A and the other Selling Partnerships may terminate the purchase agreement if an alternative offer to purchase the systems is received that the General Partner believes in good faith is more favorable to the Unitholders and which the General Partner believes, in the exercise of its fiduciary duties, that it must recommend to the Unitholders of Enstar Six-A and the other Selling Partnerships.

      We did not obtain any appraisals, reports or opinions regarding the fairness to the Unitholders of the sale price offered by the Purchasers or the other terms of the Charter Sale. We believe that the process through which offers were solicited for Enstar Six-A’s cable systems, together with the fact that the sale price offered by the Purchasers is substantially higher than any of the most recent other offers, the fact that the sale price offered by RAP for Enstar Six-A’s Illinois system is higher than the price that would have been paid by Gans for that system, and the fact that the terms of the purchase agreement are more favorable than those offered by any of the other bidders for the Partnership’s Illinois system, provide a sufficient basis for the General Partner’s belief that the Charter Sale is fair to the Unitholders.

      The information and factors discussed above were considered collectively by the General Partner in connection with its review of the Charter Sale. Although we did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination, we accorded added weight to the following factors: the fact that the aggregate sale price payable to the Selling Partnerships for their Illinois systems is $63,000,000 in cash, which exceeds the second highest offer received by approximately 25%; the fact that the Purchasers’ offer for the Illinois systems resulted from a sealed-bid “auction” process, which we believe acted as a comprehensive “market check” that obtained the highest available price; and the fact that the Charter purchase agreement contains closing conditions standard in the industry and favorable to the Selling Partnerships (including the fact that the Purchasers’ obligations under the purchase agreement are not contingent upon them obtaining adequate financing, upon Enstar Six-A obtaining extensions or renewals of any of its franchises or upon the Purchasers conducting a satisfactory due diligence investigation of the systems).

Conflicts of Interest

      Although the bid solicitation process was designed to prevent RAP and the other Purchasers from directly or indirectly knowing the price and other terms offered by any other bidder for the Illinois cable systems, and although we do not believe it to be the case, it is possible that, given their affiliate relationship with the General Partner, the Purchasers used information not generally known to the public in formulating their bid. It is, therefore, possible that the Purchasers’ offered purchase price for the Illinois cable systems is lower than it might have been absent such information. Additionally, Enstar Communications will indirectly benefit from the sale of the Illinois cable television systems, because the systems’ ultimate owner will be Charter Communications, Inc., which also is our ultimate parent and the ultimate parent of each of the Purchasers. Last, upon completing the Charter Sale deferred management fees (which were $162,100 as of September 30, 2001) will be paid to the General Partner. The General Partner did not retain an unaffiliated representative to act solely on behalf of the Unitholders for purposes of negotiating the terms of the purchase agreement or preparing a report on the fairness of the transaction. However, Enstar Communications believes that the terms of the purchase agreement are customary for the sale of similar assets and are fair to the Unitholders.

Related Party Transactions

      Enstar Six-A also has a management agreement (referred to as the Management Agreement) with Enstar Cable Corporation (also referred to as Enstar Cable), a wholly owned subsidiary of the General Partner. Pursuant to the Management Agreement, Enstar Cable manages Enstar Six-A’s cable television systems and provides operational support for their activities. For these services, Enstar Cable receives a management fee equal to 5% of Enstar Six-A’s gross revenues (excluding revenues from the sale of cable television systems or franchises) calculated and paid monthly. Management fees for the fiscal year ended December 31, 2000 were $167,100. In addition, Enstar Six-A reimburses Enstar Cable for certain operating expenses incurred by Enstar Cable in the day-to-day operation of its cable systems. Enstar Cable charged Enstar Six-A reimbursed expenses of $372,400 for the fiscal year ended December 31, 2000. The Management Agreement also requires Enstar Six-A to indemnify Enstar Cable (including its officers, employees, agents and shareholders) against loss or expense, absent negligence or deliberate breach by Enstar Cable of the Management Agreement. The Management Agreement is terminable by Enstar Six-A upon 60 days’ written notice to Enstar Cable.

      Prior to November 12, 1999, the date on which a controlled subsidiary of Charter Communications, Inc., Charter Communications Holding Company, LLC (which is also referred to as Charter Holdco), acquired ownership of the General Partner through Charter Holdco’s acquisition of Falcon Communications, L.P. (the then-owner of all of the General Partner’s outstanding capital stock), Enstar Cable had engaged Falcon to provide certain management services for Enstar Six-A, for which Falcon was paid a portion of the management fees Enstar Cable received, and reimbursed Falcon for expenses incurred on Enstar Cable’s behalf. Subsequent to November 12, 1999, Charter Holdco, as successor-by-merger to Falcon, has provided such services and received such payments. In addition, Enstar Six-A receives certain system operating management services from affiliates of Enstar Cable in lieu of directly employing personnel to perform such services. Enstar Six-A reimburses those affiliates for its allocable share of their operating costs. The General Partner also performs certain supervisory and administrative services for Enstar Six-A, for which it is compensated.

      Enstar Six-A purchases basic and premium programming for its systems from Charter Holdco. In return, Charter Holdco charges the Partnership for such programming costs at Charter Holdco’s cost, which is generally based on a fixed fee per subscriber or a percentage of the gross receipts for the particular service. Programming fee expenses for Enstar Six-A were $629,400 for the fiscal year ended December 31, 2000.

The Purchase Agreement

      As of August 29, 2001, Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar IV/ PBD Systems Venture, Enstar Income/ Growth Program Six-A, L.P. and Enstar Cable of Macoupin County, as sellers, entered into a purchase agreement with Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC and Rifkin Acquisition

Partners, LLC, each a Delaware limited liability company, as purchasers, providing for the purchase and sale of the sellers’ Illinois cable television system assets. The purchase agreement was subsequently amended by letter agreements dated September 10, and November 30, 2001. Copies of the purchase agreement and those amendments, which are also referred to together as the purchase agreement, are attached hereto as Exhibits A, B and C, respectively, and are incorporated by reference into this Consent Solicitation Statement.

      Following is a summary of the purchase agreement. This summary is qualified in its entirety by reference to the purchase agreement and the amendment, and you are urged to read each of them in its entirety for a more complete description of its terms and conditions.

     Sale Price and Allocation.

      RAP and the other Purchasers will acquire substantially all of the assets of Enstar Six-A and of the other Selling Partnerships that are used in the operation of the Selling Partnerships’ respective Illinois cable systems, for an aggregate sale price of $63,000,000 (subject to closing adjustments), to be paid in cash. With respect to Enstar Six-A, the purchase agreement provides for RAP to acquire Enstar Six-A’s cable system served by its Flora, Illinois, headend, which constitutes all of Enstar Six-A’s Illinois system assets. Of the aggregate cash sale price being paid by the Purchasers, approximately $12,675,000 (subject to closing adjustments) will be allocated to Enstar Six-A. The allocation of the sale price among the Selling Partnerships is based on the number of subscribers in each Selling Partnership’s respective Illinois cable systems as of June 30, 2001.

      The sale price payable to each Selling Partnership will be subject to adjustments at closing to reflect or take account of, among other things, each Selling Partnership’s current accounts receivable; a pro rata allocation of such seller’s revenues and expenses as of the closing date; any aggregate shortfall of subscribers below a prescribed target; and certain liabilities assumed by the respective Purchaser with respect to employee benefits.

     Representations and Warranties

      The purchase agreement contains limited representations and warranties of Enstar Six-A, relating solely to itself and its Illinois cable system, that are customary in the industry. In summary, Enstar Six-A’s principal representations and warranties are that:

•	provided that the consent of the Unitholders is obtained and the necessary consents are obtained to transfer any of its contracts, franchises and other rights and instruments to RAP, the consummation of the Charter Sale will not violate the Partnership’s constituent documents or any statutory or regulatory requirement or contractual obligation applicable to it or its Illinois system or assets;

•	there is no litigation or similar proceeding or any order, complaint, judgment or decree pending (or to the its knowledge, threatened) that would interfere with the Partnership’s ability to complete the Charter Sale; and

•	except for Daniels & Associates, L.P., it has not retained any broker or finder in connection with the Charter Sale.

     Conditions Precedent

      The Purchasers’ obligations to acquire the Selling Partnerships’ Illinois cable systems are subject to the following conditions precedent:

•	no judgment, decree, order or other legal prohibition or proceeding of any court or governmental authority that would prevent or prohibit the Charter Sale, or otherwise make the Charter Sale unlawful, shall be in effect, pending or threatened;

•	the necessary consents to transfer franchises shall have been obtained such that franchises covering 90% of the Selling Partnerships’ aggregate subscribers served by their Illinois system can be legally transferred at closing;

•	certain other material authorizations, consents, permits and approvals required for the consummation of the Charter Sale (as designated in the purchase agreement) shall have been obtained and shall remain in full force and effect;

•	the necessary approvals of the limited partners of each of the Selling Partnerships shall have been obtained;

•	the Selling Partnerships’ representations shall be true and correct in all material respects as of the closing date; and

•	the Selling Partnerships’ shall have materially complied with their obligations under the purchase agreement, which include the obligation to operate the Illinois cable systems in the ordinary course consistent with past practices.

      The Selling Partnerships’ obligations to sell the Illinois cable systems are subject to conditions precedent comparable to those of the Purchasers.

     Indemnification

      Each Selling Partnership has agreed that following the closing it will indemnify the Purchaser of its respective systems for liabilities that arise out of:

•	breaches of such Selling Partnership’s respective covenants and other obligations under the purchase agreement;

•	such Selling Partnership’s operation of its Illinois cable systems prior to closing;

•	such Selling Partnership’s failure to have the proper authority to enter into and perform its obligations under the Charter purchase agreement; and

•	assets and liabilities that the Purchasers do not acquire or assume.

      The purchase agreement contains comparable provisions under which the Purchasers agree to indemnify the Selling Partnerships for liabilities arising out of breaches of their respective obligations under the purchase agreement and their operation of the cable systems following the closing.

     Termination and Breakup Fee

      The Selling Partnerships may terminate the purchase agreement if (among other reasons), prior to the closing date, the General Partner receives an offer from a third party to acquire the Illinois systems that the General Partner believes in good faith is more favorable to the Unitholders than is the purchase agreement if the unitholders of any of the Selling Partnerships either disapprove or fail to approve the purchase agreement but approve an agreement based on a competing offer submitted by a third party.

      The General Partner does not expect to receive competing offers because of the extensive efforts made by the broker to solicit offers and the dollar amount by which the Purchasers’ offer exceeds any other offer received for the Illinois systems. However, if Enstar Six-A or any of the Selling Partnerships receives a competing offer for its Illinois systems, it is required to afford RAP (or the relevant Purchaser) an opportunity to improve its offer and to disclose the competing offer, as well as any counter-offer subsequently submitted by the relevant purchaser, to the limited partners their consideration.

      If the purchase agreement is ultimately terminated solely because the General Partner receives a competing offer that the General Partner believes, in good faith, it must recommend to the Unitholders, the Selling Partnerships’ liability to the Purchasers would be a “breakup fee” in the aggregate amount of $1,500,000, which we believe to be reasonable in light of the aggregate sale price of $63 million. Enstar Six-A would be liable for a pro rata portion of the breakup fee, based on its allocated portion of the purchase price, or

$325,000. In addition to the foregoing termination provision, the Selling Partnerships and the Purchasers each may terminate the purchase agreement on certain customary grounds.

Source of Funds

      RAP and the other Purchasers intend to fulfill their obligations under the purchase agreement through the use of cash on hand and/or proceeds from existing credit facilities of an affiliate of Charter Holdco, which provide for borrowings of up to $5.2 billion. There are no contingencies to any of the Purchasers’ obtaining sufficient funds under the credit facility, and, as a result, the Purchasers have no alternative plans with respect to funding the acquisition.

Closing of the Charter Sale

      It is anticipated that the Charter Sale will be consummated as soon as practicable following receipt of (a) the requisite consents to the sale of the Selling Partnerships’ limited partners (or, in the case of general partnerships, the consents of the limited partners of each general partner thereof) and (b) the requisite approvals of regulatory authorities. Because the closing of the Charter Sale is contingent on obtaining the consents of not only a majority in interest of Enstar Six-A’s outstanding Units, but also on the consents of a majority in interest of each of the other applicable Selling Partnerships, the failure of any applicable Selling Partnership to obtain the requisite consent to consummation of the purchase agreement will prevent the sale from occurring.

      The closing of the Charter Sale will occur so long as franchises covering 90% of the aggregate subscribers of all the Selling Partnerships’ Illinois systems can be legally transferred, provided all other conditions to closing are satisfied or waived.

Description of Assets

      The table below sets forth operating statistics for Enstar Six-A’s Illinois and Tennessee cable television systems, as of September 30, 2001:

				Premium		Average Monthly
	Homes	Basic	Basic	Service	Premium	Revenue Per
System	Passed(1)	Subscribers	Penetration(2)	Units(3)	Penetration(4)	Subscriber

Flora, IL	9,020	5,559	66.9%	914	16.4%	$33.96

Dyer, TN	3,817	2,025	53.2%	360	17.8%	$35.72

Total	12,837	7,584	62.6%	1,274	16.8%	$37.44

(1)	Homes passed refers to management’s estimates of the approximate number of dwelling units in a particular community that can be connected to the distribution system without any further extension of principal transmission lines. Such estimates are based upon a variety of sources, including billing records, house counts, city directories and other local sources.

(2)	Basic subscribers as a percentage of homes passed by cable.

(3)	Premium service units include only single channel services offered for a monthly fee per channel and do not include tiers of channels offered as a package for a single monthly fee.

(4)	Premium service units as a percentage of homes subscribing to cable service. A subscriber may purchase more than one premium service, each of which is counted as a separate premium service unit. This ratio may be greater than 100% if the average subscriber subscribes for more than one premium service.

(5)	Average monthly revenue per basic subscriber has been computed based on revenue for the nine months ended September 30, 2001

Use of Proceeds and Cash Distributions

      The following table sets forth the anticipated application of the net proceeds from the Charter Sale. The amount available for distribution to the Unitholders shown below assumes that all of Enstar Six-A’s cable television systems covered by the purchase agreement are sold for the price, and subject to the other terms and conditions, contained in the purchase agreement, including reasonable closing adjustments.

      As promptly as practicable following completion of the Charter Sale and the calculation of all required purchase price adjustments, and the establishment of an approximately $1,000,000 working capital reserve in respect of our remaining Dyer, Tennessee, system, the General Partner will distribute the Partnership’s Enstar Six-A’s allocable share of the net proceeds of the Charter Sale to itself and the Unitholders in accordance with Enstar Six-A’s partnership agreement. The General Partner presently estimates that the total distributions to the Unitholders from the proceeds of the Charter Sale would total approximately $109 per Unit, after estimated closing adjustments and expenses and the establishment of a working capital reserve, and subject to applicable withholding taxes. This estimate is based on the assumed expenses shown below, and also assumes a closing during the first quarter of 2002. HOWEVER, THERE CAN BE NO ASSURANCE AS TO THE ACTUAL AMOUNTS DISTRIBUTED, OR AS TO THE AMOUNTS SET FORTH BELOW. ACTUAL AMOUNTS MAY VARY MATERIALLY FROM THESE ESTIMATES.

      The distributions will be distributed in proportion to, and to the extent of, the positive capital account balances of the partners.

Sale price	$12,675,000

Less: Tennessee excise tax	$235,000

Less: Closing adjustments and expenses	$879,000

Less: Note payable	$250,000

Less: Working capital adjustment	$1,527,700

Less: Working capital reserve for the Dyer system	$1,000,000

Net distribution amount	$8,783,300

Less: Distribution to General Partner	$87,800

Distributions to Unitholders	$8,695,500

Estimated distributions to Unitholders per Unit	$109

Disadvantages of the Charter Sale

      The principal disadvantages that would result to the Unitholders from the approval of the Charter Sale are that by selling its Illinois cable system now, Enstar Six-A would not benefit from any increased cash flows that might result from the Partnership’s upgrade of its systems, or from possible further improvements in economic and market conditions that might increase the sale price of its Illinois cable system. However, we do not believe that in its present condition, the Illinois system’s sale value is likely to increase. Accordingly, in our view these potential risks are outweighed by the potential benefits to be realized from the Charter Sale.

Consequences of Failure to Approve the Charter Sale Proposal

      If the Charter Sale is not completed, Enstar Six-A will continue to operate all of its cable television systems for an indefinite period of time. No assurance can be given that the Partnership would ever generate revenues sufficient to enable it to make any distributions to the Unitholders. Moreover, if the Charter Sale is not approved, we believe the Partnerships’ systems will continue to face significant competition from, and (without substantial technological upgrades) continue to lose subscribers to, direct broadcast satellite (DBS) operators. In our view, unless the Partnership upgrades its cable systems to have two-way transmission capability, it will not be able to offer internet and other interactive services comparable to those offered by the DBS operators that currently compete for video subscribers. Even if Enstar Six-A were to complete such upgrades, we believe that their cost would prevent the Partnership from operating profitably for the duration of its Illinois franchises. Last, if the Charter Sale is not approved, we will continue to seek buyers for the unsold cable systems from time to time when, in our judgment, market conditions are favorable. Any such sale might be on terms less favorable than the terms of the proposed Charter Sale, especially if the cable systems are sold individually instead of in a larger transaction, or if market values for cable television systems for further decline, or if financing for such acquisition becomes more difficult to obtain.

      Failure by the Unitholders to approve the Charter Sale will not affect their rights under the Partnership Agreement.

Amendment of the Partnership Agreement

      Under Section 9.9 of Enstar Six-A ’s partnership agreement, neither the General Partner nor any affiliate (as defined in the partnership agreement) of the General Partner is generally permitted to purchase any material business assets, such as cable systems or franchises, from Enstar Six-A. Since RAP is an affiliate of the General Partner, the Partnership Agreement must be amended in order to permit RAP to purchase Enstar Six-A’s Illinois cable system.

      The present prohibition of sales to the General Partner or its affiliates was intended to avoid self-interested, non-arms-length and below-market transactions. We believe, however, that because the offers (including the Purchasers’) for the Illinois systems resulted from a broadly-based solicitation process conducted by an independent third party, and which was designed to prevent the Purchasers from directly or (through the General Partner) indirectly knowing the price and terms offered by any other bidder, the Purchasers’ offer is free of these concerns.

      The amendment to the Partnership Agreement requires the approval of Unitholders holding at least a majority of the outstanding Units. Section 9.9 of the Partnership Agreement is proposed to be amended to read as follows:

Contracts with the Partnership. The terms of any contract between the Partnership and the General Partners or their affiliates must be in writing and must be no less favorable to the Partnership than those of comparable contracts entered into by non-affiliated persons or companies dealing at arm’s length. An affiliate of the Corporate General Partner may purchase from the Partnership any of the Partnership’s assets, including without limitation Systems and Franchises.

Federal Income Tax Consequences of the Charter Sale

     General

      The following discussion generally summarizes the federal income tax consequences expected to arise from the consummation of the Charter Sale. Further, it does not summarize state income tax consequences of the Sale, which can vary from state to state. This summary is not intended to be and should not be considered an opinion respecting the federal, state, local or foreign income tax consequences to a particular limited partner. Due to the complexity of the tax issues involved, the Unitholders are urged to consult with their personal tax advisors regarding their individual circumstances and the tax reporting consequences of the transaction.

      This summary is based upon the Internal Revenue Code of 1986, as amended (which is also referred to as the Code); existing final, temporary and proposed Treasury regulations thereunder (which are also referred to as the Regulations); published rulings and practices of the Internal Revenue Service (which is also referred to as the “IRS”); and court decisions, each as currently in effect. There can be no assurance that the IRS will agree with the conclusions herein or that future legislation or administrative changes or court decisions will not significantly modify the federal income tax law regarding the matters described herein, potentially with retroactive effect. This interpretation is also subject to subsequent issuance of Treasury regulations and procedures for federal income tax reporting.

      This summary does not discuss all the federal income tax aspects of the Charter Sale that may be relevant and material to a particular Unitholder in light of the Unitholder’s personal circumstances, or to certain types of Unitholders who are subject to special treatment. For example, insurance companies, S corporations, partnerships, pension and profit sharing plans, tax-exempt organizations, non-U.S. taxpayers and others may be subject to special rules not discussed below. This summary also does not address other federal, state, local or foreign tax consequences of consummation of the Charter Sale.

     Partnership Status

      Under current law, a “partnership” is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account in computing such partner’s income tax liability such partner’s allocable share of the partnership’s items of income, gain, loss, deduction and credit. The distribution of cash attributable to partnership income is generally not a separate taxable event. This tax treatment, however, depends entirely upon Enstar Six-A’s classification as a “partnership” (rather than as an “association taxable as a corporation”) for federal income tax purposes. This summary assumes that the Partnership has been and will continue to be properly classified as a “partnership” for federal income tax purposes. No opinion of counsel or of the Partnership’s independent accountants or ruling from the IRS is currently being sought with respect to this partnership status issue.

     Federal Income Tax Consequences

      Realization of Gain on Sale of Assets. Consummation of the Charter Sale will cause the Partnership to recognize gain for federal income tax purposes. In general, such gain will equal the excess of the “amount realized” over the Partnership’s adjusted basis in the assets. The General Partner anticipates that some or all of the recognized gain will be taxable as ordinary income resulting from the recapture of previously claimed deductions for depreciation and amortization under section 1245 of the Code. The gain recognized by a limited partner may be reduced by his prior losses not deductible because of the “passive activity loss” limitations under section 469 of the Code. For more information, please see the subsection entitled Passive Activity Losses below.

      Passive Activity Losses. Under Section 469 of the Code, non-corporate taxpayers, personal service corporations or certain other closely held corporations generally can deduct “passive activity losses” in any year only to the extent of its passive activity income for that year. Substantially all post-1986 losses of Unitholders from the Partnership should be considered passive activity losses. Thus, Unitholders may have “suspended” passive losses from the Partnership (i.e., post-1986 net taxable losses in excess of statutorily permitted “phase-in” amounts which have not been used to offset income from other passive activities) which may be available to shelter gain from the Charter Sale. Unitholders should consult their own tax advisors regarding the effect that the passive activity loss rules will have upon his or her tax situation.

      Unrelated Business Income. For most tax-exempt Unitholders, a portion of the gain from the sale of the assets will be treated as unrelated business income subject to tax under section 511 of the Code. Under Section 514(a) of the Code, gain from the sale of “debt-financed property” is treated as unrelated business income generally in an amount equal to a ratio determined by comparing the property’s debt to its cost basis. Additional unrelated business income may result to a tax-exempt Unitholder that borrowed funds to purchase its Units. Tax-exempt Unitholders should consult their own tax advisors regarding the unrelated trade or business income that may result from the sale of the Partnership’s cable television systems.

      Foreign Investors. A Unitholder who is a nonresident alien individual, foreign corporation or other foreign person, is subject to a withholding tax on that person’s share of the gain recognized on the Charter Sale. The withholding rates are 39.6% for Unitholders other than corporate Unitholders and 35% for corporate Unitholders. Amounts withheld will be remitted to the IRS and the foreign person will receive a credit on such person’s U.S. tax return for the amount of the tax withheld by the Partnership. The tax withheld will be treated as a distribution to the foreign Unitholder.

     State Tax Consequences

      Many states impose income tax withholding requirements on partnerships that have nonresident partners. These requirements are at the partnership level and, therefore, do not reflect the actual tax profile of the individual partner. Nonetheless, the Unitholders are urged to consult their personal tax advisors for advice regarding the application of the information set forth herein to their individual circumstances, including the state tax consequences to each of them on the consummation of the Charter Sale and related distributions.

No Appraisal Rights

      If the Unitholders owning at least a majority of the Units on the Record Date vote in favor of the Charter Sale Proposal, such approval will bind all Unitholders. The Partnership Agreement and the Georgia Revised Uniform Limited Partnership Act, under which Enstar Six-A is governed, do not give rights of appraisal or similar rights to Unitholders who dissent from the vote of the majority in approving or disapproving the Charter Sale Proposal. Accordingly, dissenting Unitholders do not have the right to have their Units appraised and to have the value of their Units paid to them because they disapprove of the action of a majority in interest of the Unitholders.

NO ESTABLISHED MARKET PRICES FOR PARTNERSHIP UNITS

      No established market for the Units of Enstar Six-A was ever expected to develop, and none has developed. Consequently, transactions in the Units have been limited and sporadic, and it is not known to what extent those transactions have been on a fully arm’s-length basis, as between willing buyers and willing sellers.

      The following table sets forth the high and low sales prices for Enstar Six-A’s Units during the period October 1, 1999 through September 30, 2001:

			Number	Total Units
Period	High	Low	of Trades	Traded

October-December 1999	$110	$95	12	284

January-March 2000	110	87.50	11	719

April-June 2000	110	87.50	8	338

July-September 2000	110	110	63	2,107

October-December 2000	110	85	9	369

January-March 2001	82.50	75	41	960

April-June 2001	89	75	11	544

July-September 2001	90.58	75	15	536

DISTRIBUTIONS TO UNITHOLDERS

      From the inception of Enstar Six-A through September 30, 2001, Enstar Six-A made aggregate cash distributions to its Unitholders in the amount of $3,354,000 or an aggregate of $42 per Unit. Such distributions were made from operating cash flow. No distributions have been made to the Unitholders since 1993.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

      On September 30, 2001, there were 79,818 Units issued and outstanding and entitled to vote on matters upon which the Unitholders may vote or consent, which were held by 1,819 Unitholders. The General Partner holds a 1.0% participation interest in the Partnership’s profits and losses. None of the affiliates of the General Partner, and none of the executive officers or directors of the General Partner or any of its affiliates, owns any of the Units.

      As of December 5, 2001, the following Unitholder and the following group of affiliated Unitholders owned 5% or more of the total outstanding Units.

	Beneficial
	Ownership
Name and Address
Of Beneficial Owner	Amount	Percent

Everest Cable Investors LLC	4,726	5.90%
199 South Los Robles Avenue, Suite 440 Pasadena, CA 91101
Affiliated Madison Investor Unitholders	5,831	7.22%
6143 South Willow Drive, Suite 200 Greenwood Village, CO 80111
• Madison Partnership Liquidity Investors 36 LLC
• Madison Liquidity Investors 104 LLC
• Madison Liquidity Investors 103 LLC
• Madison Liquidity Investors 100 LLC
• Madison Liquidity Investors 111 LLC
• Madison Liquidity Investors 112 LLC

      The General Partner is an indirect, wholly-owned subsidiary of Charter Communications, Inc. Charter Communications, Inc., is beneficially controlled by Paul G. Allen.

IDENTITY AND BACKGROUND OF CERTAIN PERSONS

Enstar Communications Corporation

      Enstar Communications is the general partner of Enstar Six-A. Enstar Communications is a Georgia corporation whose principal business is to engage in the cable and telecommunications business, both as general partner of 14 limited partnerships formed to own and operate cable television systems, and through a wholly-owned operating subsidiary. As of December 31, 2000, Enstar Communications managed cable television systems serving approximately 74,000 basic subscribers. Systems serving approximately 33,000 subscribers are currently in various stages of being sold. The address of Enstar Communications’ principal executive offices is 12405 Powerscourt Drive, St. Louis, Missouri 63131.

      Set forth below is certain general information about the Director and the Executive Officers of Enstar Communications. Each of these individuals holds the same positions as an executive officer of Charter Communications, Inc., and of each of the Purchasers, except for Steven A. Schumm, who also serves as the sole director of Enstar Communications. Information about the directors of Charter Communications, Inc., is set forth under the heading Identity and Background of Certain Persons — Charter Communications, Inc., on page 30.

Name	Age	Position

Steven A. Schumm	49	Director, Executive Vice President and Assistant to the President
Carl E. Vogel	44	President and Chief Executive Officer
David C. Andersen	53	Senior Vice President — Communications
David G. Barford	43	Executive Vice President and Chief Operating Officer
J. Christian Fenger	46	Senior Vice President of Operations — Western Division
Eric A. Freesmeier	48	Senior Vice President — Administration
Thomas R. Jokerst	52	Senior Vice President — Advanced Technology Development
Kent D. Kalkwarf	42	Executive Vice President and Chief Financial Officer
Ralph G. Kelly	44	Senior Vice President — Treasurer
David L. McCall	46	Senior Vice President of Operations — Eastern Division
Majid R. Mir	51	Senior Vice President — Telephony and Advanced Services
John C. Pietri	52	Senior Vice President — Engineering

Name	Age	Position

Michael E. Riddle	42	Senior Vice President and Chief Information Officer

Curtis S. Shaw	53	Senior Vice President, General Counsel and Secretary

William J. Shreffler	48	Senior Vice President of Operations — Central Division

Steven E. Silva	41	Executive Vice President — Corporate Development and Chief Technology Officer

      STEVEN A. SCHUMM, Director, Executive Vice President and Assistant to the President. Prior to joining Charter Investment, Inc. (also called Charter Investment) (a predecessor of, and currently an affiliate of, Charter Communications, Inc., which is also referred to as Charter) in 1998, Mr. Schumm was Managing Partner of the St. Louis office of Ernst & Young LLP for 14 years. He had joined Ernst & Young in 1974. He served as one of 10 members of the firm’s National Tax Committee. Mr. Schumm earned a B.S. degree from Saint Louis University.

      CARL E. VOGEL, President and Chief Executive Officer. Mr. Vogel has held this position (and also has served as a director of Charter Communications, Inc.) since October 2001. Mr. Vogel has more than 20 years of experience in telecommunications and the subscription television business. Prior to joining Charter, he was a Senior Vice President of Liberty Media Corp., from November 1999 to October 2001, and the Chief Executive Officer of Liberty Satellite and Technology, from April 2000 to October 2001. Prior to joining Liberty, Mr. Vogel was an Executive Vice President and the Chief Operating Officer of field operations for AT&T Broadband and Internet Services, with responsibility for managing operations of all of AT&T’s cable broadband properties, from June 1999 to November 1999. From June 1998 until June 1999, Mr. Vogel served as Chief Executive Officer of Primestar, Inc., a national provider of subscription television services, and from 1997 to 1998, he served as Chief Executive Officer of Star Choice Communications. From 1994 through 1997, Mr. Vogel served as the President and Chief Operating Officer of EchoStar Communications. He began his career at Jones Intercable in 1983. Mr. Vogel serves as a director of OnCommand Corporation. Mr. Vogel earned a B.S. degree in finance and accounting from St. Norbert College.

      DAVID C. ANDERSEN, Senior Vice President — Communications. Prior to joining Charter Communications, Inc., and Enstar Communications in May 2000, Mr. Andersen served as Vice President of Communications for CNBC, the worldwide cable and satellite business news network subsidiary of NBC, from September 1999 to April 2000. He worked for Cox Communications, Inc. from 1982 to 1999, establishing their public relations department and advancing to Vice President of Public Affairs. He held various positions in communications with the General Motors Corporation from 1971 until 1982. Mr. Andersen is a past recipient of the cable industry’s highest honor — the Vanguard Award. He serves on the board of KIDSNET, the educational non-profit clearinghouse of children’s programming, and is a former Chairman of the National Captioning Institute’s Cable Advisory Board.

      DAVID G. BARFORD, Executive Vice President and Chief Operating Officer. Mr. Barford was promoted to his current position in July 2000, having previously served as Senior Vice President of Operations — Western Division from June 1997 to July 2000. Prior to joining Charter Investment in 1995, Mr. Barford held various senior marketing and operating roles during nine years at Comcast Cable Communications, Inc. He received a B.A. degree from California State University, Fullerton, and an M.B.A. degree from National University.

      J. CHRISTIAN FENGER, Senior Vice President of Operations — Western Division. Mr. Fenger was promoted to his current position in January 2002, having served as Vice President and Senior Vice President of Operations for the North Central Region since 1998. From 1992 until joining Charter in 1998, Mr. Fenger served as the Vice President of Operations for Marcus Cable, and, prior to that, as Regional Manager of Simmons Cable TV since 1986. Mr. Fenger received his bachelor’s degree and his master’s degree in communications management from Syracuse University’s Newhouse School of Public Communications.

      ERIC A. FREESMEIER, Senior Vice President — Administration. From 1986 until joining Charter Investment in 1998, Mr. Freesmeier served in various executive management positions at Edison Brothers Stores, Inc. Earlier, he held management and executive positions at Montgomery Ward. Mr. Freesmeier holds a bachelor’s degree from the University of Iowa and a master’s degree from Northwestern University’s Kellogg Graduate School of Management.

      THOMAS R. JOKERST, Senior Vice President — Advanced Technology Development. Mr. Jokerst joined Charter Investment in 1994. Previously he served as a vice president of Cable Television Laboratories and as a regional director of engineering for Continental Cablevision. He is a graduate of Ranken Technical Institute and of Southern Illinois University.

      KENT D. KALKWARF, Executive Vice President and Chief Financial Officer. Mr. Kalkwarf was promoted to the position of Executive Vice President in July 2000, having previously served as Senior Vice President. Prior to joining Charter Investment in 1995, Mr. Kalkwarf was employed for 13 years by Arthur Anderson LLP, where he attained the position of senior tax manager. He has extensive experience in cable, real estate, and international tax issues. Mr. Kalkwarf has a B.S. degree from Illinois Wesleyan University and is a certified public accountant.

      RALPH G. KELLY, Senior Vice President — Treasurer. Prior to joining Charter Investment in 1993, Mr. Kelly was controller and then treasurer of Cencom Cable Associates between 1984 and 1992. He left Charter Investment in 1994 to become Chief Financial Officer of CableMaxx, Inc., and returned in 1996. Mr. Kelly received his bachelor’s degree in accounting from the University of Missouri — Columbia and his M.B.A. degree from Saint Louis University. Mr. Kelly is a certified public accountant.

      DAVID L. McCALL, Senior Vice President of Operations — Eastern Division. Prior to joining Charter Investment in 1995, Mr. McCall was associated with Crown Cable and its predecessor, Cencom Cable Associates, Inc., from 1983 to 1994. Mr. McCall is a member of the Southern Cable Association’s Tower Club.

      MAJID R. MIR, Senior Vice President — Telephony and Advanced Services. Prior to joining Charter in April 2001, Mr. Mir worded with GENUITY Networks, Inc. as Vice President, Metro Network Engineering in Irving, Texas from June 2000 to April 2001. Prior to that, Mr. Mir worked with GTE from 1979 to June 2000 in various capacities of increasing responsibility, most recently as Assistant Vice President of Core Network Engineering. Mr. Mir served as Director, Business Development for GTE, from 1996 to 1997. Mr. Mir earned a bachelor’s of science in systems science from the University of West Florida and holds a master’s degree in business administration from the University of South Florida.

      JOHN C. PIETRI, Senior Vice President — Engineering. Prior to joining Charter Investment in 1998, Mr. Pietri was with Marcus Cable for nine years, most recently serving as Senior Vice President and Chief Technical Officer. Earlier, he was in operations with West Marc Communications and Minnesota Utility Contracting. Mr. Pietri attended the University of Wisconsin-Oshkosh.

      MICHAEL E. RIDDLE, Senior Vice President and Chief Information Officer. Prior to joining Charter in December 1999, Mr. Riddle was Director, Applied Technologies of Cox Communications for four years. Prior to that, he held technical and management positions during 17 years at Southwestern Bell and its subsidiaries. Mr. Riddle attended Fort Hays State University.

      CURTIS S. SHAW, Senior Vice President, General Counsel and Secretary. From 1988 until he joined Charter Investment in 1997, Mr. Shaw served as corporate counsel to NYNEX. Since 1973, Mr. Shaw has practiced as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received a B.A. degree from Trinity College and a J.D. degree from Columbia University School of Law.

      WILLIAM J. SHREFFLER, Senior Vice President of Operations — Central Division. Mr. Shreffler was promoted to his current position in January 2002, having previously served as President of Operations for the Michigan region. Prior to joining Charter in 1999, Mr. Shreffler acted as a Managing Director of Cablevision. Between 1995 and 1999, he held various positions with Century Communications, most recently as its Group Vice President. From 1985 to 1995, Mr. Shreffler acted as the Regional Controller for American Cable Systems and, following the acquisition of American by Continental Cablevision, as its General Manager in its

Chicago region. Mr. Shreffler holds degrees from Robert Morris College and Duquesne University and is obtaining a master’s degree in business from Lewis University in Chicago.

      STEPHEN E. SILVA, Executive Vice President — Corporate Development and Technology and Chief of Technology Officer. Mr. Silva joined Charter Investment in 1995. Prior to this promotion to Executive Vice President and Chief Technology Officer in October 2001, he was Senior Vice President — Corporate Development and Technology since September 1999. Mr. Silva previously served in various management positions at U.S. Computer Services, Inc., a billing service provider specializing in the cable industry. He is a member of the board of directors of Diva Systems Corporation.

      The business address and telephone number of each of the sole director and each of the executive officers listed above are: 12405 Powerscourt Drive, St. Louis, Missouri 63131, Telephone: (314) 965-0555.

      Effective September 28, 2001, Jerald L. Kent resigned his positions as the President and Chief Executive Officer of each of Enstar Communications Corporation and Charter Communications, Inc.

Charter Communications, Inc.

      Charter Communications, Inc. (also referred to as “Charter”) is a publicly-traded Delaware corporation that, operating through its subsidiaries, is the fourth largest operator of cable television systems in the United States. It provides cable television and other telecommunications services to approximately 7.0 million customers in 40 states. Since 1999, Charter, through its subsidiaries, completed 18 cable system acquisitions, which added approximately 4.7 million customers. Charter provides management services to Charter Holdings and its other subsidiaries, and, as the sole manager of Charter Holdings, it controls the affairs of Charter Holdings and its subsidiaries. Paul G. Allen controls approximately 93.5% of the voting power of Charter.

      Listed below are the directors of Charter Communications, Inc. Information about Charter’s executive officers is set forth under the heading Identity and Background of Certain Persons — Enstar Communications Corporation, on pages 27–30.

      PAUL G. ALLEN, 48, has been Chairman of the Board of Directors of Charter since July 1999, and chairman of the board of directors of Charter Investment since December 1998. Mr. Allen, a co-founder of Microsoft Corporation, has been a private investor for more than five years, with interests in over 140 companies, many of which contribute to the Wired World™ vision that Charter shares. Mr. Allen’s investments include Vulcan Ventures Incorporated, Portland Trail Blazers NBA team, Seattle Seahawks NFL franchise, Vulcan Programming, Inc. and Vulcan Cable III Inc., and he has investments in USA Networks, Inc., TechTV, Inc., DreamWorks LLC, High Speed Access Corp., Oxygen Media, LLC and Wink Communications, Inc. He is a director of USA Networks, Inc., TechTV, Inc. and numerous privately held companies.

      CARL E. VOGEL, 44 (See Identity and Background of Certain Persons — Enstar Communications Corporation, on page 28).

      MARC B. NATHANSON, 56, has been a director of Charter since January 2000. Mr. Nathanson is the chairman of Mapleton Investments LLC, an investment vehicle formed in 1999. He also founded and served as chairman and chief executive officer of Falcon Holding Group, Inc., a cable operator, and its predecessors, from 1975 until 1999. He served as chairman and chief executive officer of Enstar Communications Corporation from 1988 until November 1999. Prior to 1975, Mr. Nathanson held executive positions with Teleprompter Corporation, Warner Cable and Cypress Communications Corporation. In 1995, he was appointed by the President of the United States to, and since 1998 has served as chairman of, The Broadcasting Board of Governors.

      RONALD L. NELSON, 49, has been a director of Charter since November 1999. Mr. Nelson is a founding member of DreamWorks LLC, where he has served in executive management since 1994. Prior to that time, during his 15 years at Paramount Communications Inc., he served in a variety of operating and executive positions. He currently serves as a member of the board of directors of Advanced Tissue Sciences,

Inc. and Centre Pacific, L.L.C., a registered investment advisor. Mr. Nelson has a B.S. degree from the University of California at Berkeley and an M.B.A. degree from the University of California at Los Angeles.

      NANCY B. PERETSMAN, 47, has been a director of Charter since November 1999. Ms. Peretsman has been a managing director and executive vice president of Allen & Company Incorporated, an investment bank unrelated to Paul G. Allen, since 1995. From 1983 to 1995, she was an investment banker at Salomon Brothers Inc., where she was a managing director since 1990. She is a director of Priceline.com Incorporated and several privately held companies. She has a B.A. degree from Princeton University and an M.P.P.M. degree from Yale University.

      WILLIAM D. SAVOY, 37, has been a director of Charter since July 1999 and a director of Charter Investment since December 1998. Since 1990, Mr. Savoy has been an officer and a director of many affiliates of Mr. Allen, including vice president and a director of Vulcan Ventures Incorporated, president of Vulcan Northwest, Inc., and president and a director of Vulcan Programming, Inc. and Vulcan Cable III Inc. Mr. Savoy also serves on the advisory board of DreamWorks LLC and as a director of drugstore.com, Peregrine Systems, Inc., RCN Corporation, Telescan, Inc., USA Networks, Inc., TechTV, Inc. and Digeo Technology, Inc. Mr. Savoy holds a B.S. degree in computer science, accounting and finance from Atlantic Union College.

      JOHN. H. TORY, 47, has been a director of Charter since December 2001. Mr. Tory is the President and Chief Executive Officer of Rogers Cable Inc., Canada’s largest broadband cable operator, and has held that position since April 1999. From 1995 to 1999, Mr. Tory was President and Chief Executive Officer of Rogers Media Inc., a broadcasting and publishing company. Prior to joining Rogers, Mr. Tory was a managing partner and member of the executive committee at Tory Tory DesLauriers & Binnington, one of Canada’s largest law firms. Mr. Tory serves on the board of a number of Canadian companies, including Rogers Cable Inc., Rogers Media Inc., Cara Operations Limited, Enbridge Consumers Gas and the Toronto Blue Jays Baseball Club. He also served for nine years as the Chairman of the Canadian Football League, including four years as League Commissioner. Mr. Tory was educated at University of Toronto Schools, Trinity College (University of Toronto) and Osgoode Hall Law School.

The Purchasers

      Each of the Purchasers (i.e., Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC, and Rifkin Acquisition Partners, LLC) is a Delaware limited liability company and is an indirect subsidiary of Charter Communications, Inc. (and, therefore, an affiliate of Enstar Communications) as shown on the Ownership Structure Chart on page 12.

VOTING PROCEDURES

      The Charter Sale Proposal is a single proposal on which you are being asked to vote. If you vote to “APPROVE” the Charter Sale Proposal, you are voting to approve each of its two components. A vote of the holders of a majority of the Units on the Record Date to approve the Charter Sale Proposal will bind all Unitholders.

      The close of business on December 21, 2001, is the Record Date for determining the Unitholders entitled to receive notice of the solicitation of consents and to consent to the Charter Sale Proposal. Consents of the Unitholders to the Sale Proposal will be solicited during the period, also referred to as the Solicitation Period, which begins on February 6, 2002, and will end at 5:00 p.m., New York City time, on March 8, 2002, or, if the General Partner extends the Solicitation Period, then at any time before 5:00 p.m., New York City time, on the expiration date of such extended solicitation period. The enclosed consent card permits you to approve, disapprove or abstain with respect to the Charter Sale Proposal. Please indicate your approval, disapproval or abstention by marking and signing and dating the enclosed consent card and returning it in the enclosed self-addressed envelope to D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, a company Enstar Six-A has engaged to act as Soliciting Agent.

      If you sign and send in the enclosed consent card and do not indicate how you want to vote, your consent card will be treated as voting to APPROVE the Charter Sale Proposal. If you fail to send in your consent card, it will have the same effect as a vote to DISAPPROVE the Charter Sale Proposal. If you ABSTAIN, it will have the same effect as a vote to DISAPPROVE the Charter Sale Proposal.

      You may change your vote at any time before 5:00 p.m., New York City time, on March 8, 2002, or, if the General Partner extends the Solicitation Period, then at any time before 5:00 p.m., New York City time, on the expiration date of such extended Solicitation Period. You can do this in one of two ways. First, you can send a written notice dated later than your consent card stating that you would like to revoke or change your vote. Second, you can complete and submit a new consent card dated later than your original consent card. If you choose either of these two methods, you must submit your notice of revocation or new consent card to the Soliciting Agent. If you instructed a broker to vote your Units, you must follow your broker’s directions for changing those instructions. To be effective, your notice of revocation or new consent card must be received by D.F. King & Co., Inc. before the end of the Solicitation Period.

      On September 30, 2001, there were 79,818 outstanding Units entitled to vote on the Charter Sale Proposal, which were held by 1,819 Unitholders. Unitholders holding at least a majority of the outstanding Units are required to approve either of the Charter Sale Proposal.

AVAILABLE INFORMATION

      This Consent Solicitation Statement does not purport to be a complete description of all agreements and matters relating to the condition of Enstar Six-A, its assets and the transactions described herein. With respect to statements contained in this Consent Solicitation Statement as to the content of any contract or other document filed as an exhibit to Enstar Six-A’s Annual Report on Form 10-K for the year ended December 31, 2000, Quarterly Reports on Form 10-Q for the periods ended March 31, 2001, June 30, 2001, and September 30, 2001, or a Current Report on Form 8-K, each such statement is qualified in all respects by reference to such reports and the schedules thereto, which may be obtained without charge upon written request to Enstar Six-A. To make such a request, you should write to Enstar Communications Corporation, 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Ms. Carol Wolf, Manager of Partnership Relations; or call (314) 543-2389.

      The mailing address and telephone number of Charter Communications, Inc. and Enstar Communications Corporation are: 12405 Powerscourt Drive, St. Louis, Missouri 63131, Telephone: (314) 965-0555.

EXHIBIT A

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

By and Among

ENSTAR INCOME PROGRAM II-1, L.P.,
ENSTAR INCOME PROGRAM II-2, L.P.,
ENSTAR INCOME PROGRAM IV-3, L.P.,
ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.,
ENSTAR CABLE OF MACOUPIN COUNTY, and

ENSTAR IV/PBD SYSTEMS VENTURE

as Sellers,

and

CHARTER COMMUNICATIONS ENTERTAINMENT I, LLC,

INTERLINK COMMUNICATIONS PARTNERS, LLC

RIFKIN ACQUISITION PARTNERS, LLC
as Buyer

DATED AS OF AUGUST 29, 2001

A-1

ASSET PURCHASE AGREEMENT

                  THIS AGREEMENT, made as of the 29th day of August, 2001, is by and among Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC and Rifkin Acquisitions Partners, LLC each a Delaware limited liability company (collectively “Buyers,” and each individually, a “Buyer”), and Enstar Income Program II-1, L.P., a Georgia limited partnership, Enstar Income Program II-2, L.P., a Georgia limited partnership, Enstar Income Program IV-3, L.P., a Georgia limited partnership, Enstar Income/Growth Program Six-A, L.P., a Georgia limited partnership, Enstar IV/PBD Systems Venture, a Georgia general partnership and Enstar Cable of Macoupin County, a Georgia general partnership (collectively, “Sellers,” and each individually, a “Seller”).

W I T N E S S E T H:

                  WHEREAS, Sellers own and operate cable television Systems (as hereinafter defined) serving areas in and around Taylorville, Hillsboro, Flora, Macoupin, Shelbyville and Mt. Carmel, Illinois (“Systems”), and propose to convey them to Buyers, as more particularly described in Schedule 1.1 hereto;

                  WHEREAS, Sellers have agreed to sell to Buyer, and Buyer has agreed to purchase, substantially all of Sellers’ respective assets comprising or used or usable in connection with their operation of their respective Systems, upon the terms and conditions set forth herein; and

                  NOW, THEREFORE, in consideration of the representations and warranties and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Sellers and Buyers do hereby agree as follows:

1. Definitions.

                  Terms Defined in this Section. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings when used herein with initial capital:

                  “Agreements” means this Agreement and all related written agreements, instruments, affidavits, certificates and other documents, that are executed and delivered by Buyer or Sellers pursuant to this Agreement or in connection with Buyer’s purchase of the Assets or any other transactions contemplated by the Agreements, regardless of whether such instruments, affidavits, certificates and other documents are expressly referred to in this Agreement.

                  “Basic Cable Service” means the tier of cable television service that includes the retransmission of local broadcast signals.

                  “Contracts” means, with respect to the Assets or operation of the Systems means: any contract for the purchase, sale or lease of real property or any option to purchase or sell real property; any installment sale agreement or liability; any multiple dwelling unit or bulk service agreement, pole attachment agreement; railway or utility agreement; retransmission consent agreement; must carry notice or agreement; written agreement with subscribers for cable television service or written hotel and motel agreement, except for such agreements as have been entered into in the ordinary course of business; any other contract, agreement, commitment, understanding or instrument that is material to Seller, the Systems or the Assets.

                  “Enstar” means Enstar Communications Corporation, a Georgia corporation.

                  “Expanded Basic Service” means the tier of cable television service offered separately from Basic Cable Service and for a charge in addition to that charged for Basic Cable Service, and that can only be purchased by subscribers that also receive Basic Cable Service, but not including any a la carte programming tier or other programming offered on a per channel or per program basis.

                  “General Partner” means each general partner of each of the General Partnerships.

                  “General Partner Consents” means the written consents of the General Partners that are necessary for the consummation of the transactions contemplated by this Agreement by each of the General Partnerships in accordance with the terms hereof, which shall be in form and substance satisfactory to such General Partnership.

                  “Governmental Authorizations” means, collectively, all franchises and other authorizations, agreements, licenses and permits for and with respect to the construction and operation of any of the Systems obtained from any governmental authority, including any agency, board, bureau, court commission, department or administration of the United States government, any state government or any local governmental body.

                  “Limited Partner” means each of the limited partners of each Limited Partnership and each of the limited partners in each General Partner.

                  “Limited Partner Consents” means the written consents of the Limited Partners of each Seller that is a Limited Partnership, or in the case of a Seller that is a General Partnership, the General Partner thereof, that are necessary for the consummation of the transactions contemplated by this Agreement by such Seller in accordance with the terms hereof, which shall be in form and substance satisfactory to such Seller.

                  “Limited Partnership” means each of the Sellers that is identified in the preamble hereto as a limited partnership.

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                  “Material Adverse Effect” means a material adverse effect on any of the business, financial condition, results of operations, assets or liabilities of any Seller or the Systems, taken as a whole.

                  “Material Consents” means the Required Consents designated as Material Consents in Schedule 8.3.

                  “Minimum Subscriber Number” means, with respect to a System, the Minimum Subscriber Number with respect to such System set forth in Schedule 1.1.

                  “Outside Closing Date” means February 28, 2002.

                  “Permitted Encumbrances” means the following: (i) statutory landlord’s liens and liens for current taxes, assessments and governmental charges not yet due and payable (or being contested in good faith); (ii) zoning laws and ordinances and similar legal requirements; (iii) rights reserved to any governmental authority to regulate the affected property; and (iv) as to interests in real property, any easements, rights-of-way, servitudes, permits, restrictions and minor imperfections or irregularities in title that are reflected in the public records and that do not individually or in the aggregate materially interfere with the right or ability to own, use, lease or operate the Real Property as presently utilized.

                  “Person” means any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

                  “Required Consents” means any consent of any governmental authority or other Person under any Governmental Authorization, contract or other instrument which is necessary as a condition to its transfer or assignment or as a condition to the consummation of the transaction contemplated by the Agreements as indicated by an asterisk or other annotation on the Schedules.

                  “Subscriber” means an active customer of one of the Systems who subscribes for Basic Cable Service in a single household (excluding “second connections”, as such term is commonly understood in the cable television industry, and any account duplication), commercial establishment or in a multi-unit dwelling (including motels and hotels), and has paid the applicable full non-discounted rate for at least one month’s Basic Cable Service (including deposit and installation charges consistent with the applicable Seller’s applicable past practice); provided, however, that the number of customers in a multi-unit dwelling or commercial establishment that obtains service on a “bulk-rate” basis shall be determined on a System-by-System basis by dividing the gross bulk-rate revenue for Basic Cable Service and Expanded Basic Service (but not revenues from tier or premium services, installation or converter rental) attributable to such multi-unit dwelling or commercial establishment in each System by the subscription rate for individual households within such System for the higher level of Basic Cable Service and Expanded Basic Service offered by such System. For purposes of this definition, an “active customer” shall mean any customer: (i) who has not given or been given notice of termination and who, consistent with the applicable Seller’s policies, should not have been given notice of termination; provided, that the number of subscribers referred to in this

3

clause (i) shall be net of the number of prospective subscribers whose connection to a System is pending; (ii) who has become a subscriber only pursuant to customary marketing promotions conducted in the ordinary course of business consistent with past practices, excluding any customers who became subscribers as a result of any such promotions conducted within the preceding thirty (30) days; and (iii) whose account does not have an outstanding balance (other than an amount of $5.00 or less) more than 60 days past due (with an account being past due one day after the first day of the period to which the applicable billing relates).

                  “Transferable Franchise Area” means any franchise area with respect to which (A) any Required Consent necessary under a franchise in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained or shall have been deemed obtained by operation of law, or (B) no Required Consent is necessary under a franchise in connection with the consummation of the transactions contemplated by this Agreement.

                  “Voting Period” means the period during which the Limited Partners of any Seller are entitled to vote to approve or disapprove the transactions contemplated by this Agreement with respect to such Seller.

                  “WARN Act” means the Worker Adjustment Retraining and Notification Act.

2. Sale of Assets; Assumption of Certain Liabilities.

         2.1 Sales of Assets.

                  (a) Subject to the terms, provisions and conditions contained in this Agreement, and on the basis of the representations and warranties herein set forth, on the Closing Date in accordance with Schedule 1.1, each Seller agrees to sell, assign, transfer, convey and deliver to the designated Buyer, and each Buyer agrees to purchase and acquire from the designated Seller, all right, title and interest of such Seller in the Assets (as defined herein), free and clear of all encumbrances other than Permitted Encumbrances. The “Assets” shall mean all of the assets (tangible and intangible, real and personal), owned, leased or otherwise held by such Seller and used or usable in connection with the operation of the Systems; provided, that the Assets shall not include any of the “Excluded Assets,” as defined in Section 2.1(b) and assets disposed of by Sellers between the date hereof and the Closing Date on an arms’ length basis in the ordinary course of business. Except as expressly set forth in this Agreement, the Assets will be conveyed to Buyer on an “AS IS, WHERE IS” basis without representations or warranties of any kind or manner whatsoever. As more particularly identified on Schedule 2.1(a)(i) and 2.1(a)(iii), the Assets shall include, without limitation, the following:

                           (i) all of Sellers’ rights under the Contracts and Governmental Authorizations relating to operation of the Systems, and all intangibles relating to operation of the Systems, including, but not limited to, all claims and goodwill, if any, with respect to the operation of the Systems as listed on Schedule 2.1(a)(i);

                           (ii) all tangible personalty, electronic devices, trunk and distribution cable, amplifiers, power supplies, conduit, vaults and pedestals, grounding and pole hardware,

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subscriber devices, “headend” equipment, facilities, vehicles, inventories, supplies and other personal property used or usable in the operation of the Systems;

                           (iii) all realty, towers, fixtures, easements, leasehold and other interests in real property with respect to operation of the Systems as listed on Schedule 2.1(a)(iii);

                           (iv) all accounts receivable of Sellers relating to their operation of the Systems; and

                           (v) all business records location at the premises of the Systems, or located elsewhere but necessary and customary to the management and operation of the Systems.

                  (b) Notwithstanding the foregoing, the Assets shall not include, and Buyer shall not acquire any interest in or to, any of the following (the “Excluded Assets”):

                           (i) programming and retransmission consent agreements;

                           (ii) insurance policies of Sellers and rights and claims thereunder;

                           (iii) bonds, letters of credit, surety instruments and other similar items of Sellers;

                           (iv) cash and cash equivalents and notes receivable of Sellers;

                           (v) Sellers’ trademarks, trade names, service marks, service names, logos and similar proprietary rights;

                           (vi) Sellers’ minute books and other books and records related to internal matters, corporate matters and financial relationships with Sellers’ lenders and affiliates;

                           (vii) installment sale and other agreements under which Buyer would be obligated to pay the deferred purchase price of property, except any such agreements that are listed in Schedule 2.1(a)(i) and except any such agreements permitted to be entered into by Sellers hereunder;

                           (viii) all rights to tax refunds and refunds of fees of any nature, in either case relating to the period prior to the Closing Date; and

                           (ix) software licenses obtained by Sellers pursuant to master software licenses.

         2.2 Assumed Liabilities. Subject to the terms, provisions and conditions contained in this Agreement, and on the basis of the representations and warranties herein set forth on the Closing Date, Buyer agrees to pay, discharge and perform the following to the extent related to the Assets received by Buyer (the “Assumed Liabilities”):

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                           (i) liabilities and obligations under any Contracts, Governmental Authorizations, and other instruments included within the Assets and accruing and relating to the period from and after the Closing Date;

                           (ii) liabilities and obligations of Sellers to the extent there is a reduction in the Purchase Price with respect thereto; and

                           (iii) liabilities and obligations arising out of Buyer’s ownership or operation of the Systems from and after the Closing Date, except to the extent that any such liability or obligation relates to any of the Excluded Assets.

All other obligations and liabilities of Sellers, including (a) obligations with respect to the Excluded Assets, (b) any obligations under the Contracts assumed by Buyer relating to the time period prior to or on the Closing Date and (c) any claims or pending litigation or proceedings relating to the operation of the Systems prior to or on the Closing Date shall remain the obligations and liabilities of Sellers.

3. Closing.

         3.1 Purchase Price. The aggregate purchase price payable for the Assets shall be Sixty-Three Million Dollars ($63,000,000), subject to Sections 9.1 and 11.1, and as adjusted at the Closing pursuant to Section 3.3(a) (the “Purchase Price”), and as further adjusted post-Closing pursuant to Section 3.3(b). The Purchase Price shall be allocated among the Sellers as set forth in Schedule 1.1.

         3.2 Manner and Time of Closing and Payment. The closing of the transactions contemplated herein (the “Closing”) shall take place at 9:00 a.m. at the offices of Charter Communications Inc. 12405 Powerscourt Drive, St. Louis, MO 63131, or at such other time and location mutually determined by Sellers and Buyer, on the last Business Day of the calendar month that is at least five (5) Business Days after the satisfaction or waiver of all conditions set forth in Sections 7.3, 7.4, 8.3, 8.4 and 8.6 hereof. The Closing shall be effective as of 11:59 p.m. St. Louis time on the date the Closing actually occurs (“Closing Date”). At Closing, Buyer shall deliver to Sellers, the Purchase Price, in immediately available funds by wire, inter-bank or intra-bank transfer to Sellers in accordance with Sellers’ written instructions.

         3.3 Adjustment of Purchase Price.

                  (a) The Purchase Price payable to each Seller shall be subject to adjustment, to reflect, in accordance with generally accepted accounting principles, the principle that all revenues and refunds, and all costs, expenses and liabilities, attributable to the operation of such Seller’s Systems for any period prior to such time on the Closing Date are for the account of the applicable Seller, and all revenues and refunds, and all costs, expenses and liabilities (other than liabilities and obligations under contracts or other obligations of such Seller that Buyer does not assume) attributable to the operation of such Seller’s Systems from and after such time on the Closing Date are for the account of Buyer. The adjustments to be made to the Purchase Price payable to each Seller pursuant to this Section 3.3(a) shall consist of the following:

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                           (i) an increase in the Purchase Price by an amount equal to the sum of:

                                 (A) all prepaid items relating to the ownership or operation of the Assets or the Systems and for which Buyer will receive a benefit after the Closing, which prepaid items shall be prorated between the applicable Seller and Buyer as of the Closing Date on the basis of the period covered by the respective prepayment, and shall be deemed to include, without limitation, all such prepaid items attributable to: real and personal property taxes and assessments levied against the Assets; real and personal property rentals; pole rentals; and power and utility charges;

                                 (B) the sum of 99% of the book value of all subscriber accounts receivable that are outstanding as of the Closing Date and no part of which other than $5.00 is more than sixty (60) days past due (with an account being past due one day after the first day of the period to which the applicable billing relates); plus 95% of the book value of all advertising and other accounts receivable that are outstanding as of the Closing Date and no part of which other than $5.00 is more than ninety (90) days from the invoice date; and

                           (ii) a decrease in the Purchase Price by an amount equal to the sum of:

                                 (A) the amount of all subscriber prepayments, credit balances and deposits held by Seller as of the Closing Date with respect to such Seller’s Systems;

                                 (B) all accrued and unpaid expenses relating to the ownership or operation of such Seller’s Assets and Systems, including accrued and unpaid franchise fees (which accrued and unpaid expenses shall be prorated between such Seller and Buyer as of the Closing Date on the basis of the period to which the respective expense relates, and shall be deemed to include, without limitation, accrued and unpaid expenses of the kind itemized in Section 3.3(a)(i)(A) above);

                                 (C) in the event that the number of Subscribers on the Closing Date for any of such Seller’s Systems is less than the Minimum Subscriber Number for such System, the product of (i) $2,258.00 and (ii) the number of Subscribers by which the number of Subscribers served by a Seller is less than the Minimum Subscriber Number as of the Closing Date;

                                 (D) with respect to any Retained Franchises (and the Retained Assets with respect thereto), shall be the product of (i) the number of Subscribers covered by such Retained Franchise as of the Closing Date, based on the Pre-Closing Certificate, as it may be modified to reflect the resolution of any pre-Closing disputes with respect thereto, and (ii) the Subscriber Adjustment Amount applicable to the Seller of such Retained Franchise and Assets.

                                 (E) with respect to employees of Sellers hired by Buyers, accrued obligations for vacation and sick days, subject to Section 6.4(c); and

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Sellers shall deliver to Buyer a certificate signed by Sellers (the “Pre-Closing Certificate”), which shall specify each Seller’s good faith best estimate of the adjustments to the Purchase Price payable to such Seller required under this Section 3.3(a), calculated as of the Closing Date. Within 90 days after the Closing Date, each Buyer shall deliver to Sellers a certificate signed by such Buyer (the “Post-Closing Certificate”), which shall set forth such Buyer’s final adjustments to the Purchase Price payable to each Seller to be made as of the Closing Date pursuant to this Section 3.3(a), together with such documentation as may be necessary to support such Buyer’s determination thereof; and, thereafter, such Buyer shall provide each Seller with such other documentation relating to the Post-Closing Certificate as such Seller may reasonably request. If a Seller wishes to dispute the final adjustments to the Purchase Price to be made as of the Closing Date pursuant to this Section 3.3(a), as reflected in the Post-Closing Certificate, such Seller shall, within thirty (30) days after its receipt of the Post-Closing Certificate, serve the applicable Buyer with a written description of the disputed items together with such documentation as such Buyer may reasonably request. If any Seller notifies a Buyer of its acceptance of the amounts set forth in the Post-Closing Certificate, or if a Seller fails to deliver its report of any proposed adjustments within the thirty (30)-day period specified in the preceding sentence, the amounts set forth in the Post-Closing Certificate for such Seller shall be conclusive, final and binding on such Buyer and such Seller as of the last day of such thirty (30)–day period. If a Buyer and any Seller cannot resolve any dispute within thirty (30) days after a Buyer’s receipt of such Seller’s written objection, such Buyer and such Seller, shall, within the ten (10) days following expiration of such thirty (30)–day period, appoint KPMG or such other independent public accounting firm of national reputation as is agreed upon by the parties to resolve the dispute, provided such firm is not the auditor for either Buyer or the applicable Seller. The cost of retaining such firm shall be borne one-half by Buyer and one-half by such Seller. Such firm shall report its determination in writing to the applicable Buyer and Seller, and such determination shall be conclusive and binding on such Buyer and Seller and shall not be subject to further dispute or review.

                  (b) If, as a result of any resolution reached by any Buyer and Seller, or any determination made by an accounting firm, in either case pursuant to Section 3.3(b), a Buyer is finally determined to owe any amount to any Seller, or any Seller is finally determined to owe any amount to a Buyer, the obligor shall pay such amount to the other party hereto within three (3) Business Days of such determination. Notwithstanding the foregoing, a Buyer shall pay to the applicable Seller or such Seller shall pay to the applicable Buyer, as the case may be, the amount due such other party with respect to any item that is not in dispute within three (3) Business Days of the date on which a dispute no longer exists in immediately available funds to an account or accounts specified in writing by the obligee.

         3.4 Instrument of Assignment and Assumption. At the Closing, each Buyer and each Seller will execute and deliver a Bill of Sale and Assignment and Assumption Agreement, as appropriate in the form of Exhibit A (the “Bill of Sale and Assignment and Assumption Agreements”).

         3.5 Purchase Price Allocation. Each Buyer and each Seller will use good faith efforts to agree on the allocation, for tax reporting purposes, of the Purchase Price payable to

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such Seller among the Assets being conveyed by such Seller and shall file the form required to be filed under Section 1060 of the Internal Revenue Code consistent with such allocation.

4. Representations and Warranties of Sellers.

         Each Seller hereby represents and warrants to Buyers that the following statements are true and correct, solely with respect to itself and the Assets and Systems being conveyed by it pursuant to this Agreement.

         4.1 Organization, Qualification and Power.

                  (a) Each Seller is a limited partnership or general partnership (as indicated in the preamble hereto) duly organized, validly existing and in good standing under the laws of the State of Georgia, with full power and authority to own, lease or license its properties and assets and to carry on the business in which it is engaged in the manner in which such business is now carried on. Each Seller is duly qualified as a foreign partnership authorized to do business in the State of Illinois and is in good standing with the State of Illinois.

                  (b) Enstar is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Georgia, with full power and authority to carry on the business in which it is engaged in the manner in which such business is now carried on. Enstar is the sole general partner of each Limited Partnership and of each of the General Partners. Enstar is duly qualified as a foreign corporation authorized to do business in the State of Illinois and is in good standing with the State of Illinois.

         4.2 Capacity; Due Authorization; Enforceability. Subject to obtaining the Limited Partner Consents and the General Partner Consents, all requisite limited partnership or general partnership action, as the case may be, required to be taken by Seller for the execution, delivery and performance by Seller of the Agreements to which it is a party have been duly taken. Seller has the full legal capacity and legal right, power and authority to enter into the Agreements and to consummate the transactions contemplated thereby. Enstar has the full legal capacity and legal right, power and authority to execute the Agreements to which Seller is a party on behalf of Seller or, if Seller is a General Partnership, on behalf of each General Partner thereof. Subject to obtaining the Limited Partner Consents and the General Partner Consents, this Agreement has been duly executed and delivered by Seller, and the Agreements to which Seller is a party, upon execution and delivery, will be a legal, valid and binding obligation of Seller, enforceable in accordance with its respective terms, except in each case to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws of general application affecting the rights and remedies of creditors or secured parties, and that the availability of equitable remedies including specific performance and injunctive relief may be subject to equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

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         4.3 Absence of Conflicting Agreements.

                  (a) The execution and delivery of the Agreements to which Seller is a party and the consummation of the transactions contemplated thereby (provided that all of the Required Consents and the Limited Partner Consents and General Partner Consents are obtained and the applicable waiting period(s) under the HSR Act shall have expired or been terminated) will not (a) violate (i) Seller’s certificate of formation or limited partnership agreement, if Seller is a Limited Partnership, or (ii) Seller’s general partnership agreement, if Seller is a General Partnership; (b) violate any legal requirement applicable to Seller, the Assets or the Systems; (c) conflict with or result in any breach of or default under any contract, note, mortgage or agreement to which Seller is a party or by which Seller is bound.

         4.4 Litigation. There is no claim, legal action, arbitration or other legal, governmental, administrative or tax proceeding, or any order, complaint, decree or judgment pending, or, to Seller’s knowledge, threatened, that would prevent, limit, delay or otherwise interfere with Seller’s ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

         4.5 Broker; Brokers’ Fees. Except for Daniels & Associates, Inc., which has been retained by and whose fee shall be paid by Sellers, neither Sellers nor any Person acting on its behalf has dealt with any broker or finder in connection with the transactions contemplated by this Agreement or incurred any liability for any finders’ or brokers’ fees or commissions in connection with the transactions contemplated by this Agreement. Sellers agree to indemnify and hold harmless Buyer against any fee, commission, loss or expense arising out of any claim by any other broker or finder employed or alleged to have been employed by them.

5. Representations and Warranties of Buyers.

         Each Buyer hereby represents and warrants to Sellers that the following statements are true and correct, solely with respect to itself and the Assets and Systems being conveyed to it pursuant to this Agreement.

         5.1 Organization, Qualification and Power. Each Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own, lease or license its properties and assets and to carry on the business in which it is engaged in the manner in which such business is now carried on. On the Closing Date, Buyer will be duly qualified to do business in all jurisdictions where the ownership and operation of the Assets and Systems requires such qualification.

         5.2 Capacity; Due Authorization; Enforceability. All requisite limited liability company action required to be taken by Buyer for the execution, delivery and performance by Buyer of the Agreements to which Buyer is a party have been duly performed. Buyer has the full legal capacity and legal right, power and authority to enter into the Agreements and to consummate the transactions contemplated thereby. This Agreement has been duly executed and delivered by Buyer and is, and the Agreements to which Buyer is a party, upon execution and delivery, will be, a legal, valid and binding obligation of Buyer, enforceable in accordance with

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its respective terms, except in each case to the extent that such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws of general application affecting the rights and remedies of creditors or secured parties, and that the availability of equitable remedies including specific performance and injunctive relief may be subject to equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

         5.3 Absence of Conflicting Agreements. The execution and delivery of the Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby (provided all of the Required Consents are obtained and the applicable waiting period(s) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”) shall have expired or been terminated) will not (a) violate Buyer’s certificate of formation or operating agreement; (b) violate any legal requirement applicable to Buyer, the Assets on the Systems; (c) conflict with or result in a breach of or default under any contract, note, mortgage or agreement to which Buyer is a party or by which Buyer is bound.

         5.4 Litigation. There is no claim, legal action, arbitration or other legal, governmental, administrative or tax proceeding, or any order, complaint, decree or judgment pending, or, to Buyer’s knowledge, threatened, that would prevent, limit, delay or otherwise interfere with Buyer’s ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof.

         5.5 Brokers. Neither Buyer nor any Person acting on its behalf has dealt with any broker or finder in connection with the transactions contemplated by this Agreement or incurred any liability for any finders’ or brokers’ fees or commissions in connection with the transactions contemplated by this Agreement.

6. Covenants of Sellers and Buyer.

         6.1 Continuity and Maintenance of Operations. Except as the designated Buyer may otherwise agree in writing, until the Closing each Seller shall operate its respective Systems in the ordinary course of business consistent with past practices and shall maintain and repair the Assets in the ordinary course of business and make capital expenditures consistent with its year 2001 and 2002 budgets, and at Closing, Assets shall be in substantially the same condition at Closing, ordinary wear and tear excepted.

         6.2 Notification.

                  (a) Each party shall promptly notify the other of any action, suit, proceeding or investigation that is instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality or propriety of any transaction contemplated by this Agreement.

                  (b) If Buyer or any Seller acquires actual knowledge before the Closing Date that a material breach of any of Sellers’ or Buyer’s (as the case may be) representations or warranties has occurred, the party acquiring such actual knowledge shall provide prompt written notice to Buyer or the applicable Seller (as the case may be) describing such breach.

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Notwithstanding the foregoing, no notice or information delivered by or to any party shall affect the other party’s right to rely on any representation or warranty made by such party or relieve such party of any obligations under this Agreement as the result of a breach of any of its representations and warranties.

         6.3 Regulatory Filings. As soon as may be reasonably practicable, Buyer and Sellers shall make such filings as are required by the pre-merger notification rules issued under the HSR Act. Buyer and the applicable Sellers shall share equally all filing fees associated with each HSR filing required in connection with this Agreement. Each Party shall use reasonable efforts to obtain the earliest termination or waiver of the HSR Act waiting period.

         6.4 Employees; Employee Benefits.

                  (a) Subject to the following sentence, effective as of and contingent upon the Closing, Buyer shall make offers of employment to those of Sellers’ employees who render services to the Systems as Buyer shall determine, in its sole and absolute discretion. Prior to Closing each Seller shall, with respect to its employees, take all actions reasonably necessary to comply with the WARN Act, if applicable, and any applicable comparable state laws. Each Seller shall pay when required all compensation and shall provide all benefits to its respective employees as are required, and, except as set forth in Section 6.4(b) Seller shall retain liability for all obligations and liabilities owed to its respective employees that relate to periods prior to the Closing Date.

                  (b) Each Seller shall have full responsibility and liability for offering and providing “continuation coverage” to any “covered employee” who is an employee, and to any “qualified beneficiary” of such employee, and who is covered by a “group health plan” sponsored or contributed to by such Seller to the extent that such continuation coverage is required to be provided by such Seller under Internal Revenue Code (“IRC”) Section 4980B, and the regulations promulgated thereunder, as a result of a “qualifying event” experienced by such covered employee or qualified beneficiary with respect to or in connection with the transactions contemplated by this Agreement. “Continuation coverage,” “covered employee,” “qualified beneficiary,” “qualifying event” and “group health plan” all shall have the meanings given such terms under Section 4980B of the IRC and Section 601 et seq. of ERISA.

                  (c) Each Seller shall provide to Buyer a list of the accrued vacation and sick leave of each of its employees to whom Buyer has indicated it intends to offer employment. Each such employee shall be credited under Buyer’s vacation and sick leave policy with the full amount of vacation leave accrued by such employee but unused as of the Closing Date under the vacation policies of Sellers.

         6.5 Required Consents.

                  (a) Following the execution hereof, until the Closing Date, each Seller shall use commercially reasonable efforts, and Buyer shall cooperate in good faith with Sellers, to obtain all Required Consents. Each Seller and Buyer shall prepare and file, or cause to be prepared and filed, within fifteen (15) days after the date hereof (subject to extension for a period

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of up to an additional ten (10) days, if reasonably necessary for a party to complete its application), all applications (including Federal Communications Commission (“FCC”) Forms 394 or other appropriate forms, to the extent such Seller determines they are necessary or appropriate) required to be filed with the FCC and any other Governmental Authority that are necessary for the assignment to Buyer, in connection with the consummation of the transactions contemplated by this Agreement, of the Governmental Authorizations. The parties shall also make appropriate requests, as soon as practicable after the date hereof, for any Required Consent required under any Contract. Nothing in this section shall require the expenditure or payment of any funds (other than in respect of normal and usual attorneys’ fees, filing fees or other normal costs of doing business) or the giving of any other consideration by Buyer or Sellers, provided that Sellers shall be liable for all obligations or liabilities under each Governmental Authorization or Contract during the period prior to the Closing Date.

         6.6 Use of Transferor’s Name. For a period of 180 days after the Closing Date, Buyer may continue (but only to the extent reasonably necessary) to operate the Systems using the name “Enstar” and all derivations and abbreviations of such name and related trade names and marks in use in the Systems on the Closing Date, such use to be in a manner consistent with the way in which Sellers have used the marks. Within 180 days after the Closing Date, Buyer will discontinue using and will dispose of all items of stationery, business cards and literature bearing such name or marks. Notwithstanding the foregoing, Buyer will not be required to remove or discontinue using any such name or mark that is affixed to converters or other items in or to be used in customer homes or properties, or as are used in similar fashion making such removal or discontinuation impracticable for Buyer.

         6.7 Tax Matters. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest), incurred in connection with the transactions consummated pursuant to this Agreement with respect to the Assets conveyed by any Seller shall be shared equally by Buyer and such Seller. Buyer and Sellers will cooperate in all reasonable respects to prepare and file all necessary federal, state and local tax returns, tax information returns, reports and estimates and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

         6.8 Further Assurances; Satisfaction of Covenants. Sellers and Buyer each shall execute such documents and other papers and take or cause to be taken such further action as may be reasonably required to carry out the provisions hereof and to consummate and make effective the transactions contemplated hereby. Sellers and Buyer shall each use commercially reasonable efforts to satisfy each of its covenants and obligations under this Agreement and to satisfy each condition to Closing it is required to satisfy hereunder.

         6.9 Limited Partner Consents. As soon as reasonably practicable following the execution hereof, the Limited Partnerships and the General Partners shall, if required to do so under applicable Legal Requirements, file with the Securities and Exchange Commission (“SEC”) proposed proxy materials relating to the Limited Partnerships’ and the General Partners’ solicitation of the Limited Partner Consents. Each Limited Partnership and General Partner shall use reasonable efforts (i) to have such proxy materials cleared by the (if applicable) so as to

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enable it to disseminate definitive proxy materials to its respective Limited Partners, (ii) to disseminate such materials, upon receipt of SEC clearance (if applicable), to its respective Limited Partners and (iii) thereafter to obtain the Limited Partner Consents. Sellers shall give Buyer prompt notice when the Limited Partner Consents have been obtained and when any material development has occurred that causes substantial doubt as to whether the Limited Partner Consents will be obtained.

         6.10 Acquisition Proposals. If, prior to obtaining all the Limited Partner Consents, any Seller or any Person acting on behalf of any Seller receives a solicitation from a third party regarding an Acquisition Proposal (as defined herein), which Acquisition Proposal such Seller intends to submit to its respective Limited Partners (or the Limited Partners of its General Partner, as the case may be) for their approval, such Seller shall, within five (5) Business Days following receipt of such solicitation, notify Buyer in writing of the price and other material terms of such Acquisition Proposal, and Buyer shall be entitled, within five (5) Business Days following receipt of such notification, to submit an Acquisition Proposal in response to the third party’s Acquisition Proposal (a “Buyer Acquisition Proposal”), which Buyer Acquisition Proposal shall contain all the terms and conditions of this Agreement other than the Purchase Price. For purposes hereof, an “Acquisition Proposal” means any bona fide proposed (i) asset acquisition or exchange or similar transaction providing for any third party’s acquisition of any of the Assets or Systems or (ii) acquisition of partnership interests of Sellers or General Partner, merger, consolidation, exchange of partnership or other equity interests or similar transaction that would result in the acquisition by any third party of a percentage of such partnership interests in any Seller sufficient to give such third party voting control over the applicable Seller.

         6.11 Bulk Sales Buyer waives compliance with provisions of the Uniform Commercial Code relating to bulk transfers and similar laws in connection with the sale of Assets, subject to the Indemnification provisions of Section 10.

7. Conditions Precedent To Buyer’s Obligations.

         The obligations of Buyer to purchase and accept assignment, transfer and delivery of the Assets to be sold, assigned, transferred and delivered to Buyer hereby are subject to the satisfaction or waiver, at or prior to the Closing Date (as provided herein), of the following conditions:

         7.1 Representations and Warranties of Sellers. The representations and warranties of Sellers set forth in Section 4, shall be true and correct in all material respects at and as of the time of the Closing as though made at and as of that time.

         7.2 Covenants. Each Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

         7.3 Transferable Franchise Areas; Material Consents (i) The Franchise Areas covering at least ninety percent 90% of Subscribers shall have become Transferable Franchise Areas; (ii) subject to clause (i), the Material Consents (other than those that pertain solely to

14

non-Transferable Franchise Areas or Retained Assets) shall have been obtained (other than those that pertain solely to non-Transferable Franchise Areas) or waived;

         7.4 Hart-Scott-Rodino Act. All necessary pre-merger notification filings required under the HSR Act shall have been made with the Federal Trade Commission and the United States Department of Justice and the prescribed waiting period(s) (and any extensions thereof) will have expired or been terminated.

         7.5 Governmental or Legal Action. No action, suit, or proceeding shall be pending or threatened by any governmental authority or other person and no law, rule or regulation or similar requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transaction contemplated by this Agreement by any governmental authority or other person that would (a) prohibit Buyer’s ownership or operation of all or a material portion of any System or the Assets; (b) enjoin, prevent, or make illegal the consummation of the transactions contemplated by this Agreement; or (c) challenge, set aside or modify any authorization of the transactions provided for herein or any approvals, consents, waivers or authorizations made or described hereunder.

         7.6 Delivery of Certificates and Documents. Sellers shall have furnished to Buyer the following:

                  (a) a certificate of the Secretary or Assistant Secretary of each Seller or, if applicable, such Seller’s ultimate corporate general partner, as to (i) all actions taken by and on behalf of Seller and its partners to authorize the execution, delivery and performance of the Agreements and (ii) the incumbency of officers signing the Agreement on behalf of such Seller;

                  (b) in the case of each Seller that is a Limited Partnership, a certificate of good standing of such Seller that is a limited partnership from the Secretary of State of its state of formation and a certificate of foreign qualification from the state of Illinois;

                  (c) a certificate of an executive officer of Enstar, certifying on behalf of Sellers that the conditions set forth in Sections 7.1 and 7.2 have been met;

                  (d) the Bill of Sale and Assignment and Assumption Agreements, duly executed by Sellers;

                  (e) a deed, in form and substance reasonably satisfactory to the applicable Seller and Buyer, conveying title to each parcel of real property owned by such Seller to Buyer;

                  (f) copies of all Material Consents obtained on or prior to Closing; and

                  (g) other documents as are reasonably necessary to transfer title to the Assets to Buyer.

         7.7 General and Limited Partner Consents. The General Partner Consents and the Limited Partner Consents shall have been obtained.

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< P>         7.8 Discharge of Liens. Seller shall have secured the termination discharge and release of all encumbrances of any nature, other than Permitted Encumbrances, on the Assets.

         7.9 Opinion of Seller’s Counsel. Purchaser shall have received the opinions of counsel for Seller reasonably required by Buyer.

         7.10 No Default Under Documents. As of the closing date, Seller shall not be in material violation or default under any statute, rule, regulation, agreement, or other document to which Seller is a party or by which Seller is bound in a manner which would materially adversely affect the operation of the System, nor shall Seller have knowledge of any condition or event which, with notice or lapse of time or both, would constitute such a violation or default.

8. Conditions Precedent to Sellers’ Obligations.

         The obligations of Sellers to sell, assign, transfer and deliver the Assets to Buyer hereunder are subject to the satisfaction or waiver at or prior to the Closing Date (as provided herein) of the following conditions:

         8.1 Representations and Warranties of Buyer. The representations and warranties of Buyer set forth in Section 5, shall be true and correct in all respects at and as of the time of the Closing as though made at and as of that time.

         8.2 Covenants. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

         8.3 Transferable Franchise Areas; Material Consents. (i) The Franchise Areas covering at least ninety percent (90%) of Subscribers shall have become Transferable Franchise Areas; and (ii) subject to clause (i), the Material Consents issued by governmental authorities (other than those that pertain solely to non-Transferable Franchise Areas or Retained Assets) shall have been obtained.

         8.4 Hart-Scott-Rodino Act. All necessary pre-merger notification filings required under the HSR Act will have been made with the Federal Trade Commission and the United States Department of Justice, and the prescribed waiting period(s) (and any extensions thereof) will have expired or been terminated.

         8.5 Judgment. There shall not be in effect on the date on which the Closing is to occur any judgment, decree, order or other prohibition having the force of law that would prevent or make unlawful the Closing; provided that Sellers shall have used commercially reasonable efforts to prevent the entry of any such judgment, decree, order or other legal prohibition and to appeal as expeditiously as possible any such judgment, decree, order or other legal prohibition that may be entered.

         8.6 General and Limited Partner Consents. The General Partner Consents and the Limited Partner Consents shall have been obtained.

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         8.7 Delivery of Certificates and Documents. Buyer shall have furnished to Sellers the following:

                  (a) a certificate of the Secretary or Assistant Secretary of Buyer as to (i) resolutions of Buyer authorizing the execution, delivery and performance of the Agreements; and (ii) the incumbency of officers signing the Agreements on behalf of Buyer;

                  (b) a certificate of legal existence and good standing of Buyer from the Secretary of State of Buyer’s state of organization and a certificate of foreign qualification of Buyer in the state of Illinois;

                  (c) a certificate of an executive officer of Buyer certifying that the conditions set forth in Sections 8.1 and 8.2 have been met;

                  (d) the Bill of Sale and Assignment and Assumption Agreements, duly executed by Buyer;

         8.8 Payment for Assets. Buyer shall have delivered the Purchase Price as provided in Section 3.2.

         8.9 Governmental or Legal Action. No action, suit, or proceeding shall be pending or threatened by any Governmental Authority or other person and no law, rule or regulation or similar requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transaction contemplated by this Agreement by any governmental authority or other person that would (a) prohibit Seller’s right to dispose of all or a material portion of any System or the Assets; (b) enjoin, prevent, or make illegal the consummation of the transactions contemplated by this Agreement; or (c) challenge, set aside or modify any authorization of the transactions provided for herein or any approvals, consents, waivers or authorizations made or described hereunder.

9. Retained Franchises and Assets.

         9.1 Non-Transferable Franchise Areas. In the event that on the Closing Date any franchise area is not a Transferable Franchise Area, then the Franchise covering such Franchise Area (“Retained Franchise”) and any other Assets used solely in connection with any Seller’s operations within such Franchise Area (“Retained Assets”) shall be excluded from the Assets conveyed on the Closing Date, and the provisions of this Section 9 shall apply.

         9.2 Retained Franchise Consents. From and after the Closing Date the Seller(s) owning any Retained Franchises or Retained Assets shall continue to use commercially reasonable efforts to obtain the Required Consent with respect to any Retained Franchise (“Retained Franchise Consent”).

         9.3 Subsequent Closings. Subject to Section 9.4, at such time as the Franchise Area covered by any Retained Franchise shall become a Transferable Franchise Area, Buyer and the applicable Seller shall conduct a closing (each, a “Subsequent Closing”) at which such Seller

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shall assign, transfer, convey and deliver to Buyer, and Buyer shall acquire from such Seller, the Retained Franchise covering such Franchise Area and any Retained Assets with respect thereto. Each Subsequent Closing shall take place on a Business Day on which the relevant parties shall agree and that is not less than five (5) nor more than ten (10) business days from the date on which Buyer receives notice that the Retained Franchise Consent is obtained or the relevant Franchise Area has otherwise become a Transferable Franchise Area. At such Subsequent Closing, (i) Buyer shall deliver to the applicable Seller, the Franchise Purchase Price with respect to such Retained Franchise and any such Retained Assets; and (ii) Buyer or the applicable Seller, as the case may be, shall deliver the instruments described in Sections 7.6(d), (f), (g) and (h) and 8.7(d) with respect to such Retained Franchise and Retained Assets.

         9.4 Final Closing. If, on the date that is one (1) year from the date of the Closing Date, any Franchise Area shall not have become a Transferable Franchise Area, Buyer and the Seller with respect thereto shall nevertheless conduct a final Closing with respect to the Retained Franchise and Retained Assets relating to any such Franchise Area (“Final Closing”), at which such Seller shall assign, transfer, convey and deliver to Buyer, and Buyer shall acquire from such Seller, such Retained Franchise and Retained Assets. Such Final Closing shall occur on such one year anniversary date or, if such date is not a business day, on the next business day. At such Final Closing, Buyer or the applicable Seller, as the case may be, shall deliver the instruments described in Sections 7.6(d), (f), (g) and (h) and 8.7(d) with respect to such Retained Franchise and Retained Assets.

10. Indemnification.

         10.1 Indemnification.

                  (a) Subject to the provisions of this section, each Buyer agrees to indemnify and hold harmless each Seller, its shareholders, directors, members and partners, after the Closing, from and against any and all claims, damages, losses and expenses (including reasonable legal fees and expenses) to the extent such claims are based upon, arise out of or are related to the assertion of any claim or legal action against such Seller by any Person or governmental authority based upon, arising out of or relating to the ownership or operation of the Assets occurring, arising or accruing after the Closing Date

                  (b) Subject to the provisions of this section, each Seller agrees to indemnify and hold harmless each Buyer, its shareholders, directors, members, officers, and controlling persons, after the Closing, from and against any and all claims, damages, losses and expenses (including reasonable legal, accounting and experts’ fees and other fees and expenses incurred in the investigation or defense of any of the following, and any interest and penalties) which any such person may incur or suffer, as a result of arising in connection with or relating to any and all claims of third parties (including the claims of any Limited Partners of Seller or Seller’s General Partner) to the extent such claims are based upon, arise out of or relate to (i) any liability of such Seller arising or accruing on or prior to, or existing on, the Closing Date, except any such liability for which an adjustment to the Purchase Price is made pursuant to Section 3.3(a)(ii); or (ii) any obligation or liability of such Seller not assumed by Buyer pursuant to the terms of this

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Agreement; or (iii) the authority of Seller to enter into and consummate the transactions contemplated hereby.

                  (c) Subject to the provisions of this section, each Buyer agrees to indemnify and hold harmless each Seller, its shareholders, directors, members and partners, after the Closing, from and against any and all claims, damages, losses and expenses (including reasonable legal fees and expenses) to the extent such claims are based upon the authority of Buyer to enter into and consummate the transactions contemplated hereby.

         10.2 Assertion of Claims.

                  (a) If Buyer, on the one hand, or any Seller, on the other hand believes that it has a claim for indemnification, it shall notify the other (the particular Seller, in the case of a claim against a particular Seller) promptly in writing describing such claim with reasonable particularity and containing a reference to the provisions of this Agreement under which such claim has arisen.

                  (b) Neither this Section 10 nor any other provision of this Agreement is intended to confer any third party beneficiary rights, including but not limited to any extension of any statute of limitations pertaining to suits, actions or proceedings brought by third parties.

         10.3 Notice of and Right to Defend Third Party Claims. Promptly upon receipt of notice of any claim or the commencement of any suit, action or proceeding by a third party in respect of which indemnification may be sought on account of an indemnity agreement contained in Section 10.1, the party seeking indemnification (the “Indemnitee”) shall give notice in writing to the party from whom indemnification is sought (the “Indemnitor”). The omission by such Indemnitee to so notify promptly such Indemnitor of any such claim or action shall not relieve such Indemnitor from any liability which it may have to such Indemnitee in connection therewith. In case any claim shall be asserted or suit, action or proceeding commenced against an Indemnitee, the Indemnitor will be entitled to participate therein, and, to the extent that it may wish, subject to Indemnitor’s written confirmation of its indemnity obligations hereunder with respect to such claim, to assume the defense or conduct the settlement thereof. Anything herein to the contrary notwithstanding, Indemnitor shall not be entitled to settle any such suit, action or proceeding without Indemnitee’s consent, which consent shall be not unreasonably withheld. After notice from the Indemnitor to the Indemnitee of its election so to assume the defense, conduct or settlement thereof (along with its written confirmation of its indemnity obligations), the Indemnitor will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense, conduct or settlement thereof following such notice. The Indemnitee will reasonably cooperate with the Indemnitor in connection with any such claim assumed by the Indemnitor to make available to the Indemnitor all Persons and all pertinent information under the Indemnitee’s control.

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11. Termination.

         11.1 Termination. This Agreement may be terminated prior to the Closing only in accordance with the following:

                  (a) At any time by mutual consent of the Sellers and Buyer;

                  (b) By either Sellers or Buyer if the Closing hereunder has not taken place on or before the Outside Closing Date other than by reason of a breach or default of any of the covenants or agreements contained in this Agreement by the party seeking to terminate; provided, that, either party may, at its sole option, extend such date for an additional three (3) months if as of such date the conditions to Closing set forth in Sections 7.3 and 8.3 shall have not been satisfied; or

                  (c) By either Sellers or Buyer, at any time, if the other party is in material breach or material default of its covenants and agreements under this Agreement and the party in breach or default does not cure such breach or default within thirty (30) days after written notice thereof is delivered to the non-terminating party, provided that the terminating party is not also in material breach or material default hereunder;

                  (d) By either Sellers or Buyer, if the representations and warranties of the other party are not true and correct in all respects (or, with respect to representations and warranties made as of a specific date, are not true and correct in all respects as of such date), and such failure is not cured by the Outside Closing Date, provided that all of the representations and warranties of the terminating party are true and correct in all respects; provided, that for purposes of this Section 11.1(d), the representations and warranties of a party shall be deemed true and correct in all respects to the extent that the aggregate effect of the inaccuracies in such representations and warranties as of the applicable times does not constitute a Material Adverse Effect;

                  (e) By Buyer in the event that any of the following shall occur: (i) as of the date that is one hundred twenty (120) days following the date hereof, the Limited Partners holding forty percent (40%) or more of the Interests of any Limited Partnership or any General Partner, as the case may be, shall have affirmatively disapproved the transactions contemplated by this Agreement (unless the Limited Partners holding fifty percent (50%) or more of the Interests of such Limited Partnership or General Partner shall have approved the transactions contemplated hereby); (ii) as of any date, the Limited Partners holding fifty percent (50%) or more of the Interests of any Limited Partnership or General Partner, as the case may be, shall have affirmatively disapproved the transactions contemplated by this Agreement or approved any Acquisition Proposal; or (iii) as of the termination of the Voting Period applicable to any Limited Partnership or General Partner, the Limited Partner Consents of such Limited Partnership or General Partner shall not have been obtained; provided, however, that for purposes of clauses (i) and (ii) the percentage of Interests disapproving the transactions contemplated by this Agreement or approving an Acquisition Proposal shall not include any disapprovals or approvals (as the case may be) that shall have been rescinded, revoked or otherwise withdrawn as of the date of such termination;

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         11.2 Breakup Fee; Acquisition Proposals.

                  (a) Each Seller shall pay to Buyer a Breakup Fee (as defined herein), in accordance with the terms of this Section 11.2, in the event that (i) this Agreement is terminated by Buyer pursuant to Section 11.1(e), (ii) as of the date of such termination any Limited Partnership’s or General Partner’s Limited Partners shall have given their consent to an Acquisition Proposal submitted by a third party; and (iii) Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement during the period prior to the first to occur of (x) the date on which any Limited Partnership’s or General Partner’s Limited Partners shall have either disapproved the transactions contemplated by this Agreement or given their consent to an Acquisition Proposal submitted by a third party, or (y) the first-occurring date of termination of the Voting Period of any Limited Partnership or General Partner during which the Limited Partner Consents for such Limited Partnership or General Partner shall not have been obtained. Sellers shall pay the Breakup Fee to Buyer by wire transfer of immediately available funds or by certified check (in accordance with Buyer’s written instructions) within five (5) Business Days following the date of termination pursuant to Section 11.1(e). For purposes hereof, the “Breakup Fee” with respect to any Seller means a pro rata portion of the aggregate amount of $1,500,000, which shall be determined by allocating the amount of $1,500,000 among Sellers based on the allocation of the aggregate Purchase Price among Sellers.

                  (b) In the event that the Closing does not occur and this Agreement is terminated with respect to a Seller solely as a result of the failure to satisfy the conditions to Closing set forth in Sections 7.9 and 8.6 with respect to such Seller, and within six (6) months following the termination of the applicable Voting Period, such Seller receives an Acquisition Proposal from a third party, which Acquisition Proposal such Seller intends to submit to its or its General Partner’s respective Limited Partners, as the case may be, for their approval, such Seller shall notify Buyer in writing of the price and other material terms of such Acquisition Proposal, and Buyer shall be entitled, within five (5) Business Days of such notification, to submit a Buyer Acquisition Proposal.

         11.3 Reimbursement of Expenses. In the event that (i) this Agreement is terminated by Buyer pursuant to Section 11.1(e), (ii) as of the date of such termination no Limited Partnership’s or General Partner’s Limited Partners shall have given their consent to an Acquisition Proposal submitted by a third party; and (iii) Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement during the period prior to the first to occur of (x) the date on which any Limited Partnership’s or General Partner’s Limited Partners shall have disapproved the transactions contemplated by this Agreement, or (y) the first-occurring date of termination of the Voting Period of any Limited Partnership or General Partner during which the Limited Partner Consents for such Seller shall not have been obtained, such Seller(s) or General Partner(s) for which the Limited Partner Consents shall not have been obtained will reimburse Buyer for Buyer’s actual out-of-pocket costs and expenses incurred in connection with the negotiation and performance of this Agreement.

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         11.4 Surviving Obligations. In the event of termination of this Agreement by either Buyer or Sellers pursuant to this Section 11, prompt written notice thereof shall be given to the other party or parties; and this Agreement shall terminate without further action by any of the parties hereto, and all obligations of the parties hereunder with respect to which this Agreement is terminated shall terminate, except for the obligations set forth in Sections 11.2, 11.3, 11.5, 12 and 21.

         11.5 Attorney’s Fees. Notwithstanding any provision in this Agreement that may limit or qualify a party’s remedies, in the event of a default by any party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the defaulting party of its reasonable legal fees and expenses.

12. Expenses.

         Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and other representatives.

13. Entire Agreement.

         Buyer and Sellers agree that this Agreement, including the Schedules and all Exhibits hereto and any other written document or instrument delivered in connection herewith, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements with respect thereto.

14. Parties Obligated and Benefited.

         Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other parties, no party will assign any of its rights under this Agreement or delegate any of its duties under this Agreement. Notwithstanding the foregoing, Buyer shall have the right, without Sellers’ prior consent, to assign this Agreement, in whole or in part to any Affiliate of Buyer, provided such assignment is not reasonably expected to cause a delay of the consummation of the transactions contemplated by this Agreement, and that in the event of any such assignment Buyer shall remain liable for payment of the full Purchase Price as provided in this Agreement.

15. Notices.

         All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered in person or mailed by first-class certified or registered mail, return receipt requested, postage prepaid, by reputable overnight mail or courier or by telecopier, in either case, with receipt confirmed, addressed as follows:

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If to any Seller:	Enstar Communications Corporation 12405 Powerscourt Drive St. Louis, MO 63131 Telephone: (314) 965-0555 Telecopy: (314) 965-0571 Attention: Ralph G. Kelly, Senior Vice President — Treasurer

With a copy to:	Baer Marks & Upham LLP 805 Third Avenue New York, NY 10022 Telephone: (212) 702-5700 Telecopy: (212) 702-5941 Attention: Stanley E. Bloch, Esq.

and

If to Buyer:	Charter Communications 12405 Powerscourt Dr. St. Louis, Missouri 63131 Telephone: (314) 965-0555 Telecopy: (314) 965-6492 Attention: David Busker

With a copy to:	Marcy Lifton, Esq. 12405 Powerscourt Drive St. Louis, MO 63131 Telephone: (314) 543-2414 Telecopy: (314) 965-6640

or at such other address or addresses as may have been furnished in writing by any party to the others in accordance with the provisions of this Section 15.

Notices and other communications provided in accordance with this Section 15 shall be deemed delivered upon receipt. The furnishing of any notice or communication required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice to persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice or communication.

16. Amendments and Waivers.

         Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the

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written consent of Sellers and Buyer. Any amendment or waiver effected in accordance with this Section 16 shall be binding upon each party. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

17. Severability.

         If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable because of the conflict of such provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable, but this Agreement shall be reformed and construed as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted. In addition, nothing in this contract shall be construed as imposing joint and several liability upon the respective entities comprising Buyer.

18. Section Headings and Terms.

         The section headings in this Agreement are for convenience and reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

19. Counterparts.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and shall become effective when counterparts which together contain the signatures of each party hereto shall have been delivered to Seller and Buyer.

20. Governing Law; Consent in Jurisdiction.

         This Agreement shall be governed by and construed and enforced in accordance with the law (without giving effect to the law governing the principles of conflicts of law) of the State of New York.

21. Specific Performance.

         The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or other relief (without the posting of any bond or other security) as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof by any of the parties hereto and, to the extent permitted by applicable Legal Requirements, each party hereof waives any objection to the imposition of such relief. Any such specific or equitable relief granted shall not be exclusive and an Indemnitee shall also be entitled to seek money damages.

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         IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date and year first above written.

BUYERS:

CHARTER COMMUNICATIONS ENTERTAINMENT I, LLC

By:	/s/ Curtis S. Shaw Name: Curtis S. Shaw Title: Senior Vice President

INTERLINK COMMUNICATIONS PARTNERS, LLC

By:	/s/ Curtis S. Shaw Name: Curtis S. Shaw Title: Senior Vice President

RIFKIN ACQUISITION PARTNERS, LLC

By:	/s/ Curtis S. Shaw Name: Curtis S. Shaw Title: Senior Vice President

SELLERS:

ENSTAR INCOME PROGRAM II-1, L.P.

By:	Enstar Communications Corporation, its General Partner

	By:	/s/ Ralph G. Kelly Name: Ralph G. Kelly Title: Senior Vice President

ENSTAR INCOME PROGRAM II-2, L.P.

By:	Enstar Communications Corporation, its General Partner

	By:	/s/ Ralph G. Kelly Name: Ralph G. Kelly Title: Senior Vice President

ENSTAR INCOME PROGRAM IV-3, L.P.

By:	Enstar Communications Corporation, its General Partner

	By:	/s/ Ralph G. Kelly Name: Ralph G. Kelly Title: Senior Vice President

ENSTAR INCOME/GROWTH PROGRAM SIX-A, L.P.

By:	Enstar Communications Corporation, its General Partner

	By:	/s/ Ralph G. Kelly Name: Ralph G. Kelly Title: Senior Vice President

ENSTAR CABLE OF MACOUPIN COUNTY

By:	Enstar Income Program IV-I, L.P., General Partner

	By:	Enstar Communications Corporation, its General Partner

		By:	/s/ Ralph G. Kelly Name: Ralph G. Kelly Title: Senior Vice President

ENSTAR IV/PBD-SYSTEMS VENTURES

By:	Enstar Communications Corporation, its General Partner

	By:	/s/ Ralph G. Kelly Name: Ralph G. Kelly Title: Senior Vice President

EXHIBIT B

Enstar Communications Corporation

September 10, 2001

Charter Communications Entertainment I, LLC
Interlink Communications Partners, LLC
Rifkin Acquisition Partners, LLC
12444 Powerscourt Drive – Suite 100
St. Louis, Missouri 63131

Re:	Asset Purchase Agreement by and among Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/Growth Program Six-A, L.P., Enstar Cable of Macoupin County and Enstar IV/PBD Systems Venture, as Sellers, and Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC and Rifkin Acquisition Partners, LLC, as Buyer, dated as of August 29, 2001

Ladies and Gentlemen:

         Reference is hereby made to that certain Asset Purchase Agreement by and among Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/Growth Program Six-A, L.P., Enstar Cable of Macoupin County and Enstar IV/PBD Systems Venture, as Sellers (collectively, “Sellers”), and Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC and Rifkin Acquisition Partners, LLC, as Buyer (collectively, “Buyers”), dated as of August 29, 2001 (the “Purchase Agreement”). Capitalized terms used and not otherwise defined in this letter shall have the meanings given to them in the Purchase Agreement.

         For and in consideration of the mutual covenants set forth in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyers agree that the Purchase Agreement is hereby amended and supplemented as follows:

B-1

1.	Clause (ii) of Section 3.3(a)(ii)(D) is hereby amended to read: “(ii) $2,258 (such product, the “Franchise Purchase Price”).”

2.	Clause (i) of Section 6.9 is hereby amended by inserting the term “SEC” between the word “the” and the parenthetical phrase “(if applicable)” appearing therein.

3.	The last sentences of Sections 9.3 and 9.4 are each hereby amended by replacing “Sections 7.6(d), (f), (g) and (h)” with “Sections 7.6(d), (e), (f) and (g).”

4.	Section 10 is hereby amended by adding thereto the following new Section 10.4:

“10.4 Survival of Representations and Warranties. None of the representations and warranties of the parties contained in this Agreement shall survive the Closing, other than the representations and warranties of Sellers set forth in the first three sentences of Section 4.2 and the representations and warranties of Buyers set forth in the first two sentences of Section 5.2

5.	Clause (ii) of Section 11.1(e) is hereby amended to read: “(ii) as of any date prior to the date of termination of the Voting Period of any Limited Partnership or General Partner, the Limited Partners holding fifty percent (50%) or more of the interests of such Limited Partnership or General Partner, as the case may be, shall have affirmatively disapproved the transactions contemplated by this Agreement or approved any Acquisition Proposal;”

6.	The following subsection (f) is hereby added to Section 11.1:

"(f) By Sellers or Enstar, at any time prior to the Closing, if any Seller or Enstar receives a proposal for an Acquisition Proposal (i) that Enstar determines in its good faith judgment is more favorable to the Limited Partners than is this Agreement, and (ii) as a result of which Enstar determines in good faith, based upon the advice of its counsel, that it is obligated by its fiduciary obligations under applicable law to terminate this Agreement.”

7.	Section 11.2(a) is hereby amended to read, in its entirety, as follows:

"(a) Each Seller shall pay to the applicable Buyer a Breakup Fee (as defined herein), in accordance with the terms of this Section 11.2, in the event that either (i) this Agreement is terminated pursuant to Section 11.1(f), or (ii) (A) this Agreement is terminated by Buyers pursuant to Section 11.1(e), and (B) as of the date of such termination, any Limited Partnership’s or General Partner’s Limited Partners shall have given their consent to an Acquisition Proposal submitted by a third party; and, in the case of termination pursuant to either clause (i) or (ii) hereof, Buyers shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by them under this Agreement during the period prior to the first to occur of (x) the termination of this Agreement pursuant to Section 11.1(f), (y) the date on which any Limited Partnership’s or General Partner’s Limited Partners shall have either disapproved the transactions contemplated by this Agreement or given their consent to an Acquisition Proposal submitted by a third party, or (z) the first-occurring date of termination of the Voting Period of any Limited Partnership or General Partner during which the Limited Partner Consents for such Limited Partnership or General Partner shall not have been obtained. Sellers shall pay the Breakup Fee to Buyers by wire transfer of immediately available funds or by certified check (in accordance with Buyers’ written instructions) within five (5) business days following the date of termination pursuant to Section 11.1(e) or (f). For purposes hereof, the “Breakup Fee” with respect to any Seller means a pro rata portion of the aggregate amount of $1,500,000, which shall be determined by allocating the amount of $1,500,000 among Sellers based on the allocation of the aggregate Purchase Price among Sellers.

8.	Schedule 1.1 is hereby amended by deleting the column bearing the heading “Indemnity Fund.”

9.	It is hereby agreed that (i) where the Purchase Agreement contains capitalized terms that are not defined therein (including without limitation the terms “Business Day,” “Franchise,” “Franchise Area” and “Interest”), any such term shall have the same meaning as if used with initial lowercase letters, unless otherwise dictated by the context; (ii) where the context so requires, the term “Buyer” or “Seller” shall refer to the plural of such term; (iii) references to “Buyer” or “Seller” are intended to refer to the applicable Buyer or Seller, as required by the context; and (iv) “General Partnership” means each of the Sellers that is identified in the preamble hereto as a general partnership.

Please indicate your acceptance of the foregoing terms by signing this letter in the space provided below and returning it to the undersigned.

Very truly yours,

ENSTAR COMMUNICATIONS CORPORATION

By:	/s/ Ralph G. Kelly Ralph G. Kelly Senior Vice President — Treasurer

As general partner of and on behalf of:
Enstar Income Program II-1, L.P.,
Enstar Income Program II-2, L.P.,
Enstar Income Program IV-3, L.P., itself and as general partner of Enstar
IV/PBD Systems Venture,
Enstar Income/Growth Program Six-A, L.P.,
Enstar Income Program IV-1, L.P., general partner of Enstar Cable of
Macoupin County and Enstar IV/PBD Systems Venture and
Enstar Income Program IV-1, L.P., general partner of Enstar Cable of
Macoupin County and Enstar IV/PBD Systems Venture

ACCEPTED AND AGREED TO:

Charter Communications Entertainment I, LLC

By:	/s/ Curtis S. Shaw Name: Curtis S. Shaw Title: Senior Vice President

Interlink Communications Partners, LLC		Rifkin Acquisition Partners, LLC

By:	/s/ Curtis S. Shaw Name: Curtis S. Shaw Title: Senior Vice President	By:	/s/ Curtis S. Shaw Name: Curtis S. Shaw Title: Senior Vice President

cc:	Kent D. Kalkwarf Marcy A. Lifton, Esq. Mike Talamantes Randy Wells

EXHIBIT C

ENSTAR COMMUNICATIONS CORPORATION

November 30, 2001

Charter Communications Entertainment I, LLC
Interlink Communications Partners, LLC
Rifkin Acquisition Partners, LLC
12405 Powerscourt Drive – Suite 100
St. Louis, Missouri 63131

Re:	Asset Purchase Agreement by and among Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/Growth Program Six-A, L.P., Enstar Cable of Macoupin County and Enstar IV/PBD Systems Venture, as Sellers, and Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC and Rifkin Acquisition Partners, LLC, as Buyer, dated as of August 29, 2001

         Reference is hereby made to that certain Asset Purchase Agreement by and among Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/Growth Program Six-A, L.P., Enstar Cable of Macoupin County and Enstar IV/PBD Systems Venture, as Sellers (collectively, “Sellers”), and Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC and Rifkin Acquisition Partners, LLC, as Buyer (collectively, “Buyers”), dated as of August 29, 2001 (the “Purchase Agreement”) and the Side Letter to such Agreement dated September 10, 2001. Capitalized terms used and not otherwise defined in this letter shall have the meanings given to them in the Purchase Agreement.

         For and in consideration of the mutual covenants set forth in the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyers agree that the Purchase Agreement is hereby amended and supplemented as follows:

1.	Section 9 of the Agreement shall de deleted in its entirety.

C-1

2.	The first sentence of Section 3.1 is hereby amended to read: “The aggregate purchase price payable for the Assets shall be Sixty-Three Million Dollars ($63,000,000), subject to Section 11.1, and as adjusted...”

3.	The two parentheticals in Section 7.3 and 8.3 which read "(other than those that pertain solely to non-Transferable Franchise Areas or Retained Franchises)” are hereby deleted.

4.	Section 3 of the Side Letter is hereby deleted in its entirety:

         Please indicate your acceptance of the foregoing terms by signing this letter in the space provided below and returning it to the undersigned.

Very truly yours,

ENSTAR COMMUNICATIONS CORPORATION

By:	/s/ Ralph G. Kelly Ralph G. Kelly Senior Vice President — Treasurer

As general partner of and on behalf of:
Enstar Income Program II-1, L.P.,
Enstar Income Program II-2, L.P.,
Enstar Income Program IV-3, L.P., itself and as general partner of Enstar
IV/PBD Systems Venture,
Enstar Income/Growth Program Six-A, L.P.,
Enstar Income Program IV-1, L.P., general partner of Enstar Cable of
Macoupin County and Enstar IV/PBD Systems Venture and
Enstar Income Program IV-1, L.P., general partner of Enstar Cable of
Macoupin County and Enstar IV/PBD Systems Venture

ACCEPTED AND AGREED TO:

Charter Communications Entertainment I, LLC

By:	/s/ Curtis S. Shaw Name: Curtis S. Shaw Title: Senior Vice President

Interlink Communications Partners, LLC		Rifkin Acquisition Partners, LLC

By:	/s/ Curtis S. Shaw Name: Curtis S. Shaw Title: Senior Vice President	By:	/s/ Curtis S. Shaw Name: Curtis S. Shaw Title: Senior Vice President

Consent Solicitation by the General Partners of
Enstar Income/Growth Program Six-A, L.P.
Consent Card

         The undersigned record owner (the “Unitholder”) of limited partnership units (the “Units”) of Enstar Income/Growth Program Six-A, L.P. (the “Partnership”) hereby specifies that all of the Units of the Partnership that the Unitholder is entitled to vote shall be voted as follows:

         AS SET FORTH IN THE CONSENT SOLICITATION STATEMENT, IN EACH CASE APPROVAL SHALL BE DEEMED TO INCLUDE SUCH NON-MATERIAL MODIFICATIONS AS ENSTAR COMMUNICATIONS CORPORATION, AS THE GENERAL PARTNER OF THE PARTNERSHIP, MAY IN ITS SOLE DISCRETION DETERMINE.

         If no specification is made with respect to the voting on the Charter Sale Proposal, this consent card will be treated as voting to APPROVE the Charter Sale Proposal.

         To carry out and complete the Charter Sale Proposal, as set forth in the Partnership’s consent solicitation statement dated February 4, 2002 (the “Consent Statement”) by:

(I)	Selling all of the Partnership’s cable television system located in the State of Illinois to Rifkin Acquisition Partners, LLC, pursuant to the Asset Purchase Agreement between Enstar Income Program II-1, L.P., Enstar Income Program II-2, L.P., Enstar Income Program IV-3, L.P., Enstar Income/Growth Program Six-A, L.P., Enstar Cable of Macoupin County and Enstar IV/PBD Systems Venture, as Sellers, and Charter Communications Entertainment I, LLC, Interlink Communications Partners, LLC and Rifkin Acquisition Partners, LLC, as Buyer, dated as of August 29, 2001, and the Letter Agreements between such parties dated as of September 10, 2001 and November 30, 2001; and

(II)	Amending Section 9.9 of the Partnership’s partnership agreement to read as follows:

“Contracts with the Partnership. The terms of any contract between the Partnership and the General Partners or their affiliates must be in writing and must be no less favorable to the Partnership than those of comparable contracts entered into by non-affiliated persons or companies dealing at arm’s length. An affiliate of the Corporate General Partner may purchase from the Partnership any of the Partnership’s assets, including without limitation Systems and Franchises.”

APPROVE	DISAPPROVE	ABSTAIN

(please date and sign on the other side)

         The undersigned hereby acknowledges receipt of the Consent Statement.

         The undersigned hereby revokes any prior authorization to vote the Units of the Partnership heretofore given by the undersigned to any person.

Dated ___________________________________________, 2002

(Unitholder’s Signature)

(Unitholder’s Signature)

Please date and sign exactly as name appears on this consent card, and promptly return in the enclosed envelope. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving title and affixing corporate seal. If a partnership or limited liability company, sign in the partnership/limited liability company name, as the case may be, by a duly authorized person. In the case of joint ownership, each joint owner must sign.

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